Exhibit 99.5

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Securities Code: 7825)

October 16, 2017

To: Our Shareholders

Dunlop Sports Co. Ltd.

3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi

Kazuo Kinameri,

President and Representative Director

Notice of Convocation of Extraordinary General Meeting of Shareholders

Please be advised that the Extraordinary General Meeting of Shareholders of Dunlop Sports Co. Ltd. (the “Company”) will be held as described below. You are cordially invited to attend the meeting.

If you are unable to attend the meeting, you may exercise your voting rights in writing; thus, please review the “Reference Documents for General Meeting of Shareholders” set out below, indicate “for” or “against” for each proposal on the voting form enclosed herewith, and return the completed form to the Company to arrive by no later than November 6, 2017 (Monday) at 5:30 p.m.

Particulars of Meeting

1.	Date and Time:	November 7, 2017 (Tuesday) at 10:00 a.m.

2.	Place:	13th Floor Hall of Head Office of Sumitomo Rubber Industries, Ltd. 3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi

*  Please note that this venue differs from the location of the 14th Ordinary General Meeting of Shareholders held on March 24, 2017.

Upon your visit to the venue, please refer to the “Access Map for Venue of General Meeting of Shareholders” indicated at the end of this notice to ensure that you visit the correct venue.

3.	Purpose of Meeting:

Matters to be Resolved
	Proposal 1:	Approval of absorption-type merger agreement between the Company and Sumitomo Rubber Industries, Ltd.
	Proposal 2:	Distribution of surplus

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•	Upon attending the meeting, please submit the voting form enclosed herewith to the reception desk at the venue. Reception will open at 9:00 a.m.

•	In the case of any modifications being made to the content of the Reference Documents for General Meeting of Shareholders by the day before the meeting, the Company will notify shareholders of such modifications by posting the same on the Company’s website (http://www.dunlopsports.co.jp/).

Reference Documents for General Meeting of Shareholders

Proposal 1:	Approval of absorption-type merger agreement between the Company and Sumitomo Rubber Industries, Ltd.

The Company resolved, at its board of directors meeting held on August 29, 2017, to implement an absorption-type merger under which Sumitomo Rubber Industries, Ltd. (“Sumitomo Rubber Industries”) is designated as the company surviving the absorption-type merger and the Company is designated as the company absorbed in the absorption-type merger (the “Merger”), and, also as of the same day, the Company executed an absorption-type merger agreement with Sumitomo Rubber Industries (the “Merger Agreement”).

Accordingly, the Company hereby requests approval of the Merger.

The effective date of the Merger (the “Effective Date”) is scheduled to be January 1, 2018, and, if this Proposal 1 is approved, the shares of common stock of the Company are scheduled to be delisted from the Tokyo Stock Exchange, Inc. (the “TSE”) as of December 27, 2017 (the last trading date will be December 26, 2017), in accordance with the delisting criteria of the TSE.

I.	Reason to Implement the Merger

Sumitomo Rubber Industries operates its business in three (3) fields, i.e., (i) tires, (ii) sports and (iii) industrial and other products, and steadily strives for business growth toward achievement of the goals in its long-term vision, i.e., “VISION 2020”, whose target year is set as 2020. In the tire business, Sumitomo Rubber Industries manufactures and sells tires whose main brands are “DUNLOP” and “FALKEN,” and it has gained a high reputation in the fuel-efficient tire industry in Japan. Furthermore, Sumitomo Rubber Industries is actively proceeding with overseas business expansion in emerging markets, where a long-term increase in demand can be expected, as well as in North America and Europe. In the sports business, the Company plays a main role in developing golf and tennis products with supreme functionality, as well as expanding into the wellness business, such as regarding fitness. In addition, in the industrial and other products business, Sumitomo Rubber Industries provides a wide variety of products ranging from daily products such as rubber gloves and nursing care products to industrial materials, which are expected to see growth, such as vibration control rubber dampers and rubber parts for medical applications.

Meanwhile, the Company is a company that was established due to Sumitomo Rubber Industries’ Sports Business Department becoming independent in July 2003. The Company was listed on the First Section of the TSE in October 2006 and plays a central role in the sports business of Sumitomo Rubber Group. Further, the Company engages in the manufacture and sale of golf and tennis products as well as in the wellness business. In terms of the core products of the Company, namely, golf products, the Company has expanded them globally under three (3) brands, i.e., “XXIO”; “SRIXON”; and “Cleveland Golf,” which is a brand of Roger Cleveland Golf Company, Inc. that was acquired by the Company in December 2007. In terms of tennis products, the Company has manufactured and sold products under the “DUNLOP” and “SRIXON” brands. In addition, the Company acquired its fitness business in October 2014 and has proceeded with a business expansion to achieve the creation of its wellness business, which is combined with the fitness business and the golf and tennis school business to form a third core business that follows the golf and tennis products businesses.

In addition, on February 1, 2017, the Company and Sumitomo Rubber Industries jointly established Dunlop International Company Limited (“DICL”), and, as of April 3, 2017, DICL was assigned the overseas “DUNLOP” trademark rights as well as the “DUNLOP” brand sporting goods business and licensing business from Sports Direct International plc (“SDI”). As a result of such business assignment from SDI to DICL, Sumitomo Rubber Group has become the owner of the “DUNLOP” trademark rights across a wide range of global areas, except in Europe, America, India, Australia and a few other countries in the tire business, and, it has become possible for Sumitomo Rubber Group to expand the “DUNLOP” brand’s products globally in the sports business and the industrial products business.

Under the above circumstances, in the future, as Sumitomo Rubber Group, it has become an important management issue to plan and promote strategies striving for the global enhancement of the value of the “DUNLOP” band to thereby lead to improving the profitability of the Group as a whole, including existing businesses, and since the business assignment from SDI through DICL, the Company and Sumitomo Rubber Industries have continued to consider the best ways in which to use the “DUNLOP” brand in the Company, as well as in Sumitomo Rubber Industries and DICL.

As a result, a conclusion has been reached that integrating the sports business of the Company and DICL, building a business strategy for the sports business that utilizes the “DUNLOP” brand, and accelerating global expansion, while at the same time integrating the sports business with Sumitomo Rubber Industries and thereby utilizing the financial power and the Materials and Research Department’s management resources owned by Sumitomo Rubber Industries, as well as human resources who are well-versed in the sports business, and management resources owned by the Company, to enhance the value of the “DUNLOP” brand and the expansion of the sports business, will contribute to maximizing the corporate value of each business, including the sports business and the tire business, and it has therefore been decided, at this time, that the Company and Sumitomo Rubber Industries will implement the Merger, while, at the same time, Sumitomo Rubber Industries and DICL will implement an absorption-type merger under which Sumitomo Rubber Industries is designated as the company surviving the absorption-type merger and DICL is designated as the company absorbed in the absorption-type merger (the Merger and the said absorption-type merger shall be hereinafter collectively referred to as the “Integration”).

The sports business after the Integration will increase its presence in the sports industry by way of continuing the Company’s corporate philosophy of “enriching the sporting lives of customers,” by adding the “DUNLOP” brand, which has become available for global expansion, to brands such as “XXIO,” “SRIXON” and “Cleveland Golf” that have already been cultivated, and expanding the business fields available, such as through expanded areas and items handled, as well as by way of accelerating the expansion of the sports business through brand investment by taking advantage of the management resources of Sumitomo Rubber Group.

II.	Overview of the Content of the Merger Agreement

The content of the Merger Agreement executed between the Company and Sumitomo Rubber Industries on August 29, 2017 is as specified in Exhibit 1.

III.	Summary of the Content of the Matters Set Forth in the items of Article 182, Paragraph 1 of the Ordinance for Enforcement of the Companies Act

(1)	Matters related to Appropriateness of Consideration for the Merger

(1)-1.	Matters related to Appropriateness of Total Amount of Consideration for the Merger

(1)-1-1.	Details of Allotment in the Merger

Company Name	Sumitomo Rubber Industries (Company surviving the absorption-type merger)	Company (Company absorbed in the absorption-type merger)
Merger Ratio	1	0.784

Number of shares delivered through the Merger	Sumitomo Rubber Industries common stock: 9,008,330 shares (scheduled)

(Note 1)	Share allotment ratio

0.784 shares of common stock of Sumitomo Rubber Industries will be allotted and delivered for each share of common stock of the Company; provided, however, that no shares will be allotted in the Merger for the shares of common stock of the Company held by Sumitomo Rubber Industries, (17,509,600 shares as of September 15, 2017), or for the treasury shares held by the Company (229 shares as of September 15, 2017).

(Note 2)	Number of shares to be delivered in the Merger

In the Merger, Sumitomo Rubber Industries is scheduled to allot and deliver to the shareholders of the Company (excluding, however, the Company, Sumitomo Rubber Industries and the shareholders who have exercised the rights of dissenting shareholders to demand the purchase of shares as set forth in Article 785, Paragraph 1 of the Companies Act with respect to the Merger) as of the time immediately before the time at which the Merger takes effect (the “Base Time”), 9,008,330 shares of common stock of Sumitomo Rubber Industries (scheduled), and as for the common stock of Sumitomo Rubber Industries to be delivered, Sumitomo Rubber Industries is scheduled to allot the treasury shares held by Sumitomo Rubber Industries (728,072 shares as of June 30, 2017) and the treasury shares which Sumitomo Rubber Industries will acquire by the Effective Date, and will issue new shares of common stock for the remainder thereof.

In addition, the number of shares of common stock to be delivered by Sumitomo Rubber Industries may be subject to change hereafter, based on the number of treasury shares which will be held by the Company by the Base Time (including the treasury shares to be acquired by means of purchase of shares in connection with the share purchase demands which are made by dissenting shareholders as set forth in Article 785, Paragraph 1 of the Companies Act and which are exercised with respect to the Merger), etc.

(Note 3)	Treatment of shares constituting less than one unit (tangen miman kabushiki)

Upon the Merger, each shareholder of the Company who is to hold shares constituting less than one unit (less than 100 shares) of Sumitomo Rubber Industries’ shares will be entitled to receive dividends on the date on or after the Effective Date, being the record date, in proportion to the number of such shares constituting less than one unit; provided, however, that such shareholder may not sell such shares constituting less than one unit on any stock exchange.

Any shareholder who will hold shares constituting less than one unit (less than 100 shares) of Sumitomo Rubber Industries’ shares may use the following systems concerning shares constituting less than one unit:

(1)	System for purchasing shares of less than one unit (sale of less than 100 shares of common stock)

Under this system, pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders who hold shares constituting less than one unit of Sumitomo Rubber Industries’ shares may demand Sumitomo Rubber Industries to purchase such shares constituting less than one unit.

(2)	Additional purchase system for shares of less than one unit (additional purchase to make the number of shares of common stock held a multiple of 100 shares)

Under this system, pursuant to Article 194, Paragraph 1 of the Companies Act and Article 9 of the Articles of Incorporation of Sumitomo Rubber Industries, shareholders who hold shares of less than one unit of Sumitomo Rubber Industries’ shares may demand Sumitomo Rubber Industries to sell such number of shares of Sumitomo Rubber Industries’ common stock which, together with the number of shares they hold, will constitute one share unit (100 shares).

(Note 4)	Handling of fractions of less than one share

With respect to the shareholders of the Company who will be delivered fractions of less than one share of common stock of Sumitomo Rubber Industries upon the Merger, Sumitomo Rubber Industries will sell the number of shares of common stock of Sumitomo Rubber Industries corresponding to the aggregate of such fractions (any fraction of less than one share included in such aggregate being rounded down) and deliver the proceeds of such sale to such shareholders in proportion to the fractions attributed to each shareholder, in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

(1)-1-2.	Basis and Reasons for Details of Allotment pertaining to the Merger

In order to ensure fairness in relation to the merger ratio under the Merger, the Company and Sumitomo Rubber Industries decided that each of them should separately and respectively request an independent third-party valuation institution to perform calculation of the merger ratio, and Sumitomo Rubber Industries retained Daiwa Securities Co. Ltd. (“Daiwa Securities”), while the Company retained PwC Advisory LLC (“PwC”) respectively as a third-party valuation institution.

The Company and Sumitomo Rubber Industries have sincerely conducted mutual consultations and discussions, carefully considering the valuation reports on the merger ratio respectively submitted by the said third-party valuation institutions and the advice thereof, as well as respectively taking into account the applicable financial conditions, business results, and share price movements, etc. of the Company and Sumitomo Rubber Industries.

As set forth in (1)-3-1. “Measures for Ensuring Fairness” below, as a result of careful consultations and consideration based on the valuation report concerning the merger ratio received on August 28, 2017 from Daiwa Securities, the third-party valuation institution of Sumitomo Rubber Industries, as well as the advice, etc., received from TMI Associates, Sumitomo Rubber Industries reached the conclusion that the merger ratio was appropriate and did not impair the benefit of the shareholders, and therefore concluded that it would be appropriate to implement the Merger at the said merger ratio. Meanwhile, the Company, as set forth in (1)-3-1. “Measures for Ensuring Fairness” below, conducted careful discussion and consideration based on the valuation report concerning the merger ratio received on August 28, 2017 from PwC, the third-party valuation institution thereof, the advice received from their legal counsel, Mr. Osamu Ohkawa, attorney-at-law, and the written report received on August 28, 2017, from the Third-Party Committee (for detailed information, please refer to (1)-3-2 “Measures for Avoiding Conflict of Interest” below) comprised of the members having no interest with the controlling shareholder, Sumitomo Rubber Industries. Consequently, as set forth in (1)-1-3 (ii) “Summary of Calculation” below, according to the valuation report concerning the merger ratio received from PwC, the merger ratio is at the appropriate level, as it falls within the scope of the valuation range based on discounted cash flow analysis (“DCF Analysis”), and is above the upper limit of the valuation range based on average market price analysis (“Average Market Price Analysis”), therefore, the Company reached the conclusion that the merger ratio did not impair the benefit of the shareholders, and that it would therefore be appropriate to implement the Merger at the said merger ratio.

In addition, in the case of a material change in the various conditions on which the calculation is based, the merger ratio may be subject to change upon consultation between the Company and Sumitomo Rubber Industries.

(1)-1-3.	Matters Concerning Calculation of Details of Allotment Pertaining to the Merger

(i)	Names of Valuation Institutions and Relationship thereof with the Parties Involved

Both PwC and Daiwa Securities are valuation institutions which are independent from the Company and Sumitomo Rubber Industries. Neither PwC nor Daiwa Securities is a related party of the Company or Sumitomo Rubber Industries, nor do they have any material interest to be noted in connection with the Merger.

(ii)	Summary of Calculation

As shares of common stock of the Company and Sumitomo Rubber Industries are listed on a stock exchange and a market share price is available, Daiwa Securities adopted market price analysis (“Market Price Analysis”), as well as DCF Analysis in order to reflect future business operations in their valuation.

The following shows the calculation results for the merger ratio under each analysis method when the stock value for one (1) share of common stock of Sumitomo Rubber Industries is one (1).

Adopted analysis method	Calculation results for the merger ratio
Market Price Analysis	0.57 - 0.70
DCF Analysis	0.45 - 0.88

Under the Market Price Analysis, with August 25, 2017 being the record date for calculation, Daiwa Securities adopted the closing prices of the Company and Sumitomo Rubber Industries on the TSE on the record date for calculation, the simple average closing prices for the one-month, three-month and six-month periods prior to the record date for calculation, and the simple average closing price for the period from August 9, 2017 (i.e. the business day following August 8, 2017 when Sumitomo Rubber Industries made public the “Announcement concerning the Difference between the Consolidated Performance Forecast and the Actual Results for the Period of Cumulative Second Quarter of the Year Ending in December 2017 and Amendment to the Full-Year Consolidated Performance Forecast”) to the record date for calculation.

Under the DCF Analysis, Daiwa Securities calculated the corporate value and stock value of the Company and Sumitomo Rubber Industries by using certain discount rates to discount the free cash flows which are expected to be generated by the Company and Sumitomo Rubber Industries in the future to current value based on the business plans presented by the Company and Sumitomo Rubber Industries for the period from the year ending in December 2017 to the year ending in December 2020.

In addition, in the business plans of the Company and Sumitomo Rubber Industries which serve as a basis for the calculation under DCF Analysis, no substantial earnings increase or decrease is expected during any business year. The transfer of all of DICL’s shares held by the Company to Sumitomo Rubber Industries scheduled to be implemented on December 28, 2017 (the “Share Transfer”) will only have a minor impact on the calculation for the merger ratio, and the above-mentioned business plans were not prepared based on the assumption that the Merger and the Share Transfer will be implemented.

Moreover, Sumitomo Rubber Industries has not obtained opinions concerning the fairness of the merger ratio of the common stock (fairness opinion) from Daiwa Securities.

On the other hand, as shares of the Company and Sumitomo Rubber Industries are listed on a stock exchange and a market share price is available, PwC adopted Average Market Price Analysis, as well as DCF Analysis in order to reflect future business operations of the Company and Sumitomo Rubber Industries in their valuation.

The following shows the calculation results for the merger ratio under each analysis method when the stock value for one (1) share of common stock of Sumitomo Rubber Industries is one (1).

Adopted analysis method	Calculation results for the merger ratio
Average Market Price Analysis	0.570 - 0.695
DCF Analysis	0.755 - 0.809

Under the Average Market Price Analysis, with August 25, 2017 being the record date for calculation, PwC adopted the closing prices of the Company’s and Sumitomo Rubber Industries’ shares on the First Section of the TSE on the record date for calculation, as well as the simple average prices and volume weighted average prices of the closing prices on the transaction dates during the one-month, three-month and six-month periods prior to the record date for calculation. Further, PwC adopted the simple average closing price and the volume weighted average price for the period from August 9, 2017 (i.e. the business day following August 8, 2017 when Sumitomo Rubber Industries made public its “Announcement concerning the Difference between the Consolidated Performance Forecast and the Actual Results for the Period of Cumulative Second Quarter of the Year ending in December 2017 and Amendment to the Full-Year Consolidated Performance Forecast”) and up to the record date for calculation.

Under the DCF Analysis, regarding Sumitomo Rubber Industries, PwC calculated the corporate value of Sumitomo Rubber Industries by using certain discount rates to discount the free cash flows which are expected to be generated by Sumitomo Rubber Industries in the future to current value based on the business plans presented by Sumitomo Rubber Industries for the period from the year ending in December 2017 to the year ending in December 2020. PwC used discount rates ranging from 5.62% to 6.62%, and adopted permanent growth rate analysis for the calculation of going-concern value based on a permanent growth rate of 0%.

With respect to the Company, PwC calculated the corporate value of the Company by using certain discount rates to discount the free cash flows which are expected to be generated by the Company in the future to current value based on the business plan presented by the Company for the period from the year ending in December 2017 to the year ending in December 2020. PwC used discount rates ranging from 5.68% to 6.68%, and adopted permanent growth rate analysis for the calculation of going-concern value based on a permanent growth rate of 0%.

In calculating the merger ratio, PwC adopted all relevant information received from the Company and Sumitomo Rubber Industries as is, in principle, and all relevant publicly available information as is, assuming that all of such materials and information, etc. were accurate and complete and that there was no fact that might have a material impact on the calculation of the merger ratio, which has not been disclosed to PwC, etc. and PwC has not independently verified the accuracy and completeness thereof. In addition, PwC has not independently valued, estimated or assessed the assets or liabilities (including off-the-book assets and liabilities and other contingent liabilities) of the Company and Sumitomo Rubber Industries as well as their respective related companies and has not requested a third-party body for the said valuation, estimate or assessment. Furthermore, PwC assumed that the financial outlooks provided by the Company and Sumitomo Rubber Industries (including business plans and other information) were prepared by the management of the Company and Sumitomo Rubber Industries based on the best forecasts and judgment that could be obtained from the Company and Sumitomo Rubber Industries at this time. Furthermore, in the business plans of the Company and Sumitomo Rubber Industries which serve as the basis for the calculation under DCF Analysis, no substantial earnings increase or decrease is expected during any business year. The above-mentioned financial outlooks of the Company and Sumitomo Rubber Industries were not prepared based on the assumption that the Merger will be implemented. In addition, the implementation of the Share Transfer will only have a minor impact on the calculation of the merger ratio, and the above-mentioned financial outlooks were not prepared based on the assumption that the Share Transfer will be implemented. The calculation results by PwC reflected the information and economic conditions up to August 25, 2017.

Moreover, the Company has not obtained opinions concerning the fairness of the merger ratio of the common stock (fairness opinion) from PwC.

(1)-2.	Reason Why the Shares of Common Stock of Sumitomo Rubber Industries were Selected as Consideration for the Merger

The Company and Sumitomo Rubber Industries have selected the shares of common stock of Sumitomo Rubber Industries, which will become the company surviving the absorption-type merger, as consideration for the shares of the Company pertaining to the Merger.

As the shares of common stock of Sumitomo Rubber Industries are listed on the First Section of the TSE, although certain shareholders may receive an allotment of shares constituting less than one unit depending on the number of shares currently held for the shares of common stock of Sumitomo Rubber Industries, the Company and Sumitomo Rubber Industries have determined that it is appropriate to designate the shares of common stock of Sumitomo Rubber Industries as consideration for the Merger, taking into account the fact that the shares more than one unit will remain tradable on the TSE and thereby the liquidity of shares will be secured and that the shareholders of the Company will be able to enjoy the effects of integration due to the Merger by way of receiving the shares of Sumitomo Rubber Industries, which will become the company surviving the absorption-type merger.

(1)-3.	Matters Given Due Consideration so as not to Harm the Interests of Shareholders of the Company (other than the Parent Company, Sumitomo Rubber Industries)

(1)-3-1.	Measures For Ensuring Fairness

Since Sumitomo Rubber Industries already holds 60.38% of the Company’s total number of issued shares, and the Company is a consolidated subsidiary of Sumitomo Rubber Industries, the Merger constitutes a transaction with a controlling shareholder for the Company, and the Company and Sumitomo Rubber Industries have determined that fairness should be ensured in the Merger and have taken the following measures therefor.

(i)	Obtaining a valuation report from an independent third-party institution

Sumitomo Rubber Industries requested Daiwa Securities to calculate the merger ratio for shares of common stock, and the Company requested the same from PwC, each respectively as an independent third-party valuation institution, and the Company and Sumitomo Rubber Industries have sincerely conducted mutual consultations and discussions, taking into account the applicable financial conditions, business results and share price movements, etc. of the Company and Sumitomo Rubber Industries. As a result, the Company and Sumitomo Rubber Industries have reached the conclusion that the merger ratio stated in (1)-1-1. “Details of Allotment in the Merger” above is appropriate and contributes to the benefit of the respective shareholders of the Company and Sumitomo Rubber Industries. For the summary of each valuation report of Daiwa Securities and PwC, please refer to (1)-1-3. “Matters Concerning Calculation of Details of Allotment Pertaining to the Merger” above.

Moreover, neither the Company nor Sumitomo Rubber Industries has obtained opinions concerning the fairness of the merger ratio of the common stock (fairness opinion) from either third-party valuation institution.

(ii)	Advice from independent law firm

As legal advisors with regard to the Merger, Sumitomo Rubber Industries has appointed TMI Associates and the Company has appointed its legal counsel, Mr. Osamu Ohkawa, attorney-at-law, and they have respectively obtained advice from a legal perspective on the various procedures involved in the Merger and the decision-making methods and processes of the board of directors. In addition, TMI Associates is independent from the Company and Sumitomo Rubber Industries and has no material interests therewith, and Mr. Osamu Ohkawa, attorney-at-law, while being legal counsel of the Company, is independent from Sumitomo Rubber Industries and has no material interests therewith.

(1)-3-2.	Measures for Avoiding Conflict of Interest

Since the Merger is a merger of Sumitomo Rubber Industries, the parent company of the Company, and the Company, a subsidiary of Sumitomo Rubber Industries, there is a conflict of interest present. Therefore, the Company has taken the following measures to avoid any conflict of interest concerning the Merger.

(i)	Obtaining a written report from the Third-Party Committee having no interest

In order to avoid a situation where the Merger is implemented under unfavorable conditions for the Company’s minority shareholders, the Company established, on May 25, 2017, a third-party committee consisting of three (3) members including Mr. Toshiaki Yamaguchi (attorney-at-law, representative of Toshiaki Yamaguchi Law Office), Mr. Toshiaki Mori (Certified Public Accountant, Licensed Tax Accountant, Partner at BE1 Accounting Office), and Mr. Norihiro Shimizu (Independent Outside Director of the Company), each external expert having no interests in Sumitomo Rubber Industries, which is the Company’s controlling shareholder (the “Third-Party Committee”). In giving consideration to the Merger, the Company requested the opinions of the Third-Party Committee as to (i) the reasonableness of the purpose of the Merger (including whether the Merger would contribute to the improvement of the Company’s corporate (business) value), (ii) the fairness of the procedures in the negotiation process regarding the Merger, (iii) the appropriateness of the consideration delivered to the Company’s minority shareholders as a result of the Merger, and (iv) whether or not the Merger is disadvantageous to the Company’s minority shareholders based on (i) through (iii) above and other matters.

The Third-Party Committee held meetings six (6) times in total during the period between June 22, 2017 and August 23, 2017, and gave careful consideration to the above matters for deliberation by collecting information and having discussions whenever necessary. For the purpose of such consideration, the Third-Party Committee received explanations from the officers, etc. of the Company through interviews therewith, on the background that led to the Merger, the meaning and purpose of the Merger, the status of the Company, the synergies that will occur as a result of the Merger, the negotiation process for the Merger, and other matters relating to the Merger, and also had question-and-answer sessions relating to these points and reviewed the relevant documents, etc. provided by the Company and Sumitomo Rubber Industries.

In addition, the Third-Party Committee also received explanations from PwC, which acts as a third-party valuation institution for the Company, on the valuation of the merger ratio of the Merger, and from Mr. Osamu Ohkawa, attorney-at-law, who acts as the Company’s legal advisor, on the contents of measures taken to secure the fairness of the Merger from the perspective of the decision-making procedures, methods and processes of the decision-making procedures of the Company’s board of directors and other measures taken to avoid any conflict of interest. As a result of careful discussion and consideration of the above matters conducted in the aforementioned manner, the Third-Party Committee submitted a written report to the Company’s board of directors on August 28, 2017, stating that the resolution of the Company’s board of directors to approve the Merger is not considered disadvantageous to the Company’s minority shareholders.

(ii)	Approval from all directors and opinion of no objection from all auditors, excluding directors and auditors who have interests

The proposal regarding the Merger at the meeting of the board of directors of the Company held on August 29, 2017 (the “Board of Directors Meeting”) was approved and adopted by the unanimous resolution of six (6) directors of the Company, and, among the four (4) auditors of the Company, all three (3) thereof, except for Mr. Yasuyuki Sasaki, stated their opinion of no objection with respect to the implementation of the Merger.

Among the auditors of the Company, Mr. Yasuyuki Sasaki concurrently serves as a full-time corporate auditor of Sumitomo Rubber Industries; thus, in order to eliminate the risk of any doubt arising as to conflict of interest, Mr. Yasuyuki Sasaki did not take part in the discussion related to the Merger at the Board of Directors Meeting and stated no opinion.

(iii)	Advice from independent law firm

The Company has received legal advice from Mr. Osamu Ohkawa, attorney-at-law, who is the Company’s legal advisor, on the method of making the resolution by the Company’s Board of Directors Meeting, the establishment and operation of the Third-Party Committee, and other measures to avoid conflict of interest, as described in (i) and (ii) above.

(1)-4.	Matters related to the Appropriateness of the Amount of Sumitomo Rubber Industries’ Stated Capital and Reserves

The amount of the increase in Sumitomo Rubber Industries’ stated capital and reserves as a result of the Merger will be determined by Sumitomo Rubber Industries in accordance with Article 35 or 36 of the Rules of Corporate Accounting. The Company considers that the handling thereof is appropriate in terms of the laws and regulations as well as Sumitomo Rubber Industries’ capital policy, etc.

(2)	Matters of Reference regarding Consideration for the Merger

(2)-1.	Provisions Set Forth in the Articles of Incorporation of Sumitomo Rubber Industries

The provisions of Sumitomo Rubber Industries’ Articles of Incorporation are as specified in Exhibit 2.

(2)-2.	Matters related to the Method of Conversion of Consideration for the Merger into Cash

(2)-2-1.	Market on which consideration for the Merger is traded

The shares of common stock of Sumitomo Rubber Industries constituting consideration for the Merger are being traded on the First Section of the TSE.

(2)-2-2.	Person Acting as Intermediary, Broker, or Agency for Trading in Consideration for the Merger

Each of the relevant securities companies throughout Japan acts as intermediaries, brokers, or the like for trading in the shares of common stock of Sumitomo Rubber Industries which constitutes the consideration for the Merger.

(2)-2-3.	Content of Limitation of Assignment and Other Dispositions of Consideration for the Merger

Not applicable.

(2)-3.	Matters related to the Market Price of Consideration for the Merger

The monthly highest and lowest prices of the shares of common stock of Sumitomo Rubber Industries on the First Section of the TSE during the past six (6) months are as specified below:

Month	March 2017	April 2017	May 2017	June 2017	July 2017	August 2017
Highest (yen)	1,956	2,025	2,141	2,017	2,044	1,953
Lowest (yen)	1,838	1,814	1,884	1,836	1,890	1,742

The latest market price, etc. of the shares of common stock of Sumitomo Rubber Industries are posted on the TSE website (http://www.jpx.co.jp/) and the like.

(2)-4.	Content of the Balance Sheets of Sumitomo Rubber Industries pertaining to Each Business Year Ending in the Past Five (5) Years (excluding the Most Recent Business Year)

Sumitomo Rubber Industries has submitted securities reports for each business year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

(3)	Matters related to the Appropriateness of the Provisions for Share Options pertaining to the Merger

Not applicable.

(4)	Matters related to Financial Statements, etc.

(4)-1.	Matters related to Sumitomo Rubber Industries

(4)-1-1.	Content of the financial statements, etc. related to the most recent business year of Sumitomo Rubber Industries

The content of the financial statements, etc. related to the most recent business year of Sumitomo Rubber Industries is as specified in “Attachment to Reference Documents for General Meeting of Shareholders” - “Content of Financial Statements, etc. pertaining to the Most Recent Business Year of Sumitomo Rubber Industries, Ltd.”

(4)-1-2.	Matters related to Significant Post-Balance-Sheet Events in Sumitomo Rubber Industries

As of February 10, 2017, Sumitomo Rubber Industries acquired all the shares of Micheldever Group Ltd. in the amount of 22,424,000,000 yen. The said amount includes, in addition to the consideration for acquisition of the shares to be paid to the sellers of the shares, the amount of liabilities to be repaid to the sellers of the shares, which was owed by Micheldever Group Ltd.

DICL, the consolidated subsidiary of Sumitomo Rubber Industries, was assigned the overseas “DUNLOP” trademark rights as well as the “DUNLOP” brand sporting goods business and licensing business from SDI in the amount of 16,388,000,000 yen. The said amount is a provisionally calculated amount and is scheduled to be finalized after making adjustment due to fluctuations of operating capital, etc. based on the relevant agreement pertaining to such assignment. Further, the said amount includes, in addition to the consideration to be paid to the assignor, the amount of liabilities to be repaid to the assignor, which was owed by the companies subject to assignment.

The outline of DICL is as specified below:

Company Name:	Dunlop International Company Limited

Location:	3-6-9 Wakinohana-cho, Chuo-ku, Kobe, Hyogo

Stated Capital:	3,000,000,000 yen

Date of Establishment:	February 1, 2017

Investment Ratio:	Sumitomo Rubber Industries 66.7%; Company 33.3%

(4)-2.	Matters related to the Company

(4)-2-1.	Matters related to significant post-balance sheet events in the Company

No disposition of important property, burden of major obligations, or any other event having a material impact on the status of the Company’s property has occurred in the Company after the last day of the most recent business year.

(Exhibit 1)

Absorption-Type Merger Agreement

This Absorption-Type Merger Agreement (this “Agreement”) is made and entered into by and between Sumitomo Rubber Industries, Ltd. (“Sumitomo Rubber Industries”) and Dunlop Sports Co. Ltd. (“Dunlop Sports”), as follows:

Article 1	Method of Absorption-Type Merger

Pursuant to the provisions set forth in this Agreement, Sumitomo Rubber Industries and Dunlop Sports shall implement an absorption-type merger under which Sumitomo Rubber Industries is designated as the surviving company and Dunlop Sports is designated as the absorbed company (the “Absorption-Type Merger”) and Sumitomo Rubber Industries shall succeed to the entirety of Dunlop Sports’ rights and obligations through the Absorption-Type Merger.

Article 2	Trade Names and Addresses of Companies to Implement Absorption-Type Merger

The trade names and addresses of Sumitomo Rubber Industries and Dunlop Sports are as follows:

(1)	Trade name and address of Sumitomo Rubber Industries

Trade Name: Sumitomo Rubber Industries, Ltd.

Address: 3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi

(2)	Trade name and address of Dunlop Sports

Trade Name: Dunlop Sports Co. Ltd.

Address: 3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi

Article 3	Effective Date of Absorption-Type Merger

The effective date of the Absorption-Type Merger (the “Effective Date”) shall be January 1, 2018; provided, however, that the Effective Date may be subject to change, upon consultation and agreement between Sumitomo Rubber Industries and Dunlop Sports, if any need arises in the course of the procedures for the Absorption-Type Merger or any other cause.

Article 4	Shares to be Delivered upon Absorption-Type Merger, etc.

1.	Upon the Absorption-Type Merger, Sumitomo Rubber Industries shall deliver to the shareholders of Dunlop Sports stated or recorded in the most recent shareholder registry of Dunlop Sports immediately before the Effective Date (excluding Sumitomo Rubber Industries and Dunlop Sports; hereinafter, the “Shareholders Subject to Allotment”), in lieu of the common stock of Dunlop Sports, the number of shares of common stock of Sumitomo Rubber Industries obtained by multiplying 0.784 by the total number of shares of common stock of Dunlop Sports held by the Shareholders Subject to Allotment (excluding the number of shares relating to share purchase demands made under Article 785, Paragraph 1 of the Companies Act).

2.	Upon delivery of the common stock in accordance with the preceding paragraph, Sumitomo Rubber Industries shall allot the common stock of Sumitomo Rubber Industries at the ratio of 0.784 shares of common stock of Sumitomo Rubber Industries for each share of common stock of Dunlop Sports.

3.	If the number of shares of common stock of Sumitomo Rubber Industries to be delivered to the Shareholders Subject to Allotment pursuant to the preceding two paragraphs includes a fraction of less than one share, Sumitomo Rubber Industries shall handle such share pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 5	Amounts of Stated Capital and Reserves

Sumitomo Rubber Industries shall determine the amounts of Sumitomo Rubber Industries’ stated capital and reserves to be increased as a result of the Absorption-Type Merger, pursuant to the provisions of Article 35 or Article 36 of the Rules of Corporate Accounting.

Article 6	Approval Procedures for Absorption-Type Merger, etc.

1.	As the Absorption-Type Merger falls under the case set forth in the main clause of Article 796, Paragraph 2 of the Companies Act, Sumitomo Rubber Industries shall implement the Absorption-Type Merger based on a resolution at a meeting of its board of directors, without seeking approval for this Agreement from its general meeting of shareholders.

2.	Dunlop Sports shall, by no later than the day immediately preceding the Effective Date, obtain a resolution at its general meeting of shareholders concerning the matters necessary for: (i) approval of this Agreement; and (ii) the Absorption-Type Merger.

Article 7	Succession of Company Property

On the Effective Date, Sumitomo Rubber Industries shall succeed to the assets and liabilities of Dunlop Sports, as well as all rights and obligations incidental thereto.

Article 8	Management of Company Property

Throughout the period after execution of this Agreement up until the Effective Date, Sumitomo Rubber Industries and Dunlop Sports shall execute their respective business and manage their respective property with the due care of prudent managers. If Sumitomo Rubber Industries or Dunlop Sports intends to conduct any acts that may cause a material impact on their respective asset composition, financial position, operating results, cash flow, business or future earnings plan (collectively, the “Asset Composition, Etc.”), the party intending to conduct such acts shall only do so upon prior consultation and agreement between Sumitomo Rubber Industries and Dunlop Sports.

Article 9	Covenants

Throughout the period after execution of this Agreement up until the Effective Date, if any event that is likely to cause a material impact on the Asset Composition, Etc. of Sumitomo Rubber Industries or Dunlop Sports arises or is found, or if otherwise any event that is likely to cause a material impact on implementation of the Absorption-Type Merger arises or is found, the affected party must promptly provide written notification to the other party to that effect, setting forth the details of such event.

Article 10	Modification to Conditions of Absorption-Type Merger; Termination of This Agreement

From the execution date of this Agreement until the day immediately preceding the Effective Date, if any event that causes a material impact on the Asset Composition, Etc. of Sumitomo Rubber Industries or Dunlop Sports arises or is found, or if otherwise any event that causes a material impact on the implementation of the Absorption-Type Merger arises or is found, this Agreement may be modified or terminated upon consultation and agreement between Sumitomo Rubber Industries and Dunlop Sports.

Article 11	Governing Law and Jurisdiction

1.	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

2.	Sumitomo Rubber Industries and Dunlop Sports agree that any and all disputes arising between the parties in relation to this Agreement shall be subject to the exclusive jurisdiction of the Kobe District Court in the first instance.

Article 12	Matters Not Set Forth in This Agreement

Aside from the matters set forth in this Agreement, any necessary matters relating to the Absorption-Type Merger shall be determined upon consultation and agreement between Sumitomo Rubber Industries and Dunlop Sports pursuant to the purport of this Agreement.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, this Agreement is prepared in duplicate, with Sumitomo Rubber Industries and Dunlop Sports affixing their names and seals hereunto, and retaining one (1) copy each.

August 29, 2017

Sumitomo Rubber Industries:	Sumitomo Rubber Industries, Ltd.
3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi
Ikuji Ikeda,
President and CEO

Dunlop Sports:	Dunlop Sports Co. Ltd.
3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi
Kazuo Kinameri,
President and Representative Director

(Exhibit 2)

ARTICLES OF INCORPORATION

OF

SUMITOMO RUBBER INDUSTRIES, LTD.

CHAPTER I

GENERAL PROVISIONS

Article 1 (Trade Name)

The name of the Company shall be Sumitomo Gomu Kogyo Kabushiki Kaisha, which is expressed in English as Sumitomo Rubber Industries, Ltd.

Article 2 (Location)

The head office of the Company shall be located in Kobe-shi, Japan.

Article 3 (Purpose)

The purpose of the Company shall be to carry out the following businesses:

1.	Manufacture and sale of various kinds of tires and tubes;

2.	Manufacture and sale of various kinds of rubber products for industrial, household, medical, nursing care and other uses;

3.	Manufacture and sale of various kinds of sporting goods;

4.	Manufacture and sale of synthetic resin products and other chemical products;

5.	Manufacture and sale of devices and materials for residential use and other products related thereto;

6.	Design, execution, supervision and contracting for construction, civil engineering, paving, painting, landscaping, waterproofing and various other works, as well as manufacture and sale of related devices and materials;

7.	Manufacture and sale of automobile parts and other products related thereto;

8.	Manufacture and sale of machines, appliances, equipment, materials and chemicals (including poisonous and deleterious substances) for use in the rubber and synthetic resin industries;

9.	Production and sale of computer application equipment and software, as well as data processing;

10.	Construction of harbor and marine facilities, as well as manufacture and sale of devices and materials for construction of such facilities;

11.	Manufacture and sale of physical fitness and training appliances, as well as medical and nursing care appliances;

12.	Manufacture and sale of parts for electronic and electric devices;

13.	Design, manufacture, processing and sale of various precision metal molds and casting and forging products;

14.	Manufacture and sale of beds, beddings, and other accessories;

15.	Purchase and sale of information on manufacturing technology, etc. concerning any of the foregoing, as well as provision of technical assistance;

16.	Operation and promotion of sports facilities and lessons;

17.	Warehousing and freight forwarding business;

18.	Lease, purchase, sale, intermediation and management of real estate;

19.	Business concerning non-life insurance agency and solicitation of life insurance;

20.	Business concerning disposal of industrial waste; and

21.	Any and all businesses incidental or related to any of the foregoing.

Article 4 (Organizations)

The Company shall have the following organizations in addition to the General Meetings of Shareholders and Directors:

1.	Board of Directors;

2.	Audit & Supervisory Board Members;

3.	Audit & Supervisory Board; and

4.	Accounting Auditor.

Article 5 (Method of Public Notice)

The Company shall give its public notice electronically; provided, however, that if public notice may not be given electronically due to an accident or other unavoidable circumstances, such notice shall be published in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6 (Total Number of Authorized Shares)

The total number of authorized shares of the Company shall be eight hundred million (800,000,000) shares.

Article 7 (Acquisition of Treasury Shares)

Pursuant to Article 165, Paragraph 2 of the Companies Act, the Company may acquire its treasury shares by way of market transactions by a resolution of a meeting of the Board of Directors.

Article 8 (Number of Shares Constituting One Unit)

The number of shares constituting one unit of the Company shall be one hundred (100) shares.

Article 9 (Demand for Additional Purchase of Shares Constituting Less than One Unit)

The Company’s shareholders may, in accordance with the Share Handling Regulations, demand that the Company sell to them such number of shares which, together with the number of shares constituting less than one unit held by such shareholders, will constitute shares constituting one unit.

Article 10 (Shareholder Registry Administrator)

(1)	The Company shall have a shareholder registry administrator.

(2)	The shareholder registry administrator and its place of business shall be determined by a resolution of a meeting of the Board of Directors, and public notice thereof shall be given.

(3)	The Company shall entrust to the shareholder registry administrator the preparation and custody of the shareholder registry and share option registry of the Company, as well as other administration of the shareholder registry and share option registry, and the Company shall not handle the same.

Article 11 (Share Handling Regulations)

The handling of the shares of the Company and the procedures for exercising shareholders’ rights shall be governed by the Share Handling Regulations established by the Board of Directors, in addition to the laws and regulations or these Articles of Incorporation.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 12 (Convocation)

(1)	An Ordinary General Meeting of Shareholders of the Company shall be convened annually in March, and an Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(2)	The Company shall hold its General Meeting of Shareholders in Hyogo Prefecture or Osaka Prefecture.

Article 13 (Record Date)

The Company shall deem those shareholders entitled to vote and being recorded in the final shareholder registry as of December 31 of each year as the shareholders who are entitled to exercise their rights at the Ordinary General Meeting of Shareholders with respect to such business year.

Article 14 (Chairperson)

(1)	The Chairperson of the Board of Directors shall preside as the Chairperson of the General Meeting of Shareholders.

(2)	If the Chairperson of the Board of Directors is unable to so act in the case where there is a vacancy in the office or an accident occurs, another Director shall act on behalf of the Chairperson of the Board of Directors in the order predetermined by a resolution of a meeting of the Board of Directors.

Article 15 (Internet Disclosure and Deemed Disclosure of Reference Documents, Etc. for the General Meeting of Shareholders)

Upon convening a General Meeting of Shareholders, the Company may deem that it has provided to the shareholders the information concerning matters which should be stated or indicated in its reference documents for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements by disclosing the same in a method using the internet, in accordance with the Ordinance of the Ministry of Justice.

Article 16 (Method of Resolution)

(1)	Unless otherwise provided for in the laws and regulations or in these Articles of Incorporation, a resolution of a General Meeting of Shareholders shall be made by a majority of the votes of the shareholders present at the meeting who are entitled to exercise their votes.

(2)	The resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be made by a majority of two thirds or more of the votes of the shareholders present at a meeting where one third or more of the votes of the shareholders entitled to exercise their votes at such shareholders meeting are present.

Article 17 (Proxy Voting)

The shareholders may exercise their votes by a proxy who shall be another shareholder of the Company entitled to exercise his/her vote; provided, however, that for each General Meeting of Shareholders, the shareholders or the proxy must submit to the Company a document evidencing the authority to be a proxy.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 18 (Number of Directors and Election thereof)

(1)	The Company shall have no more than fifteen (15) Directors.

(2)	Directors shall be elected at General Meetings of Shareholders.

(3)	A resolution for election of Directors shall be made by a majority of the votes of the shareholders present at a meeting where one third or more of the votes of the shareholders who are entitled to exercise their votes are present.

(4)	A resolution for election of Directors shall not be made by cumulative vote.

Article 19 (Term of Office for Directors)

The term of office for Directors shall continue until the conclusion of the Ordinary General Meeting of Shareholders for the last business year which ends within one (1) year from the time of their election.

Article 20 (Representative Directors and Directors with Special Titles)

(1)	The Board of Directors shall appoint, by a resolution thereof, two (2) or more Representative Directors.

(2)	The Board of Directors may appoint, by a resolution thereof, one (1) Chairperson of the Board of Directors, several Vice Chairpersons of the Board of Directors, one (1) President, several Vice Presidents, several Senior Managing Directors and several Managing Directors.

Article 21 (Convenor and Chairperson of Meeting of the Board of Directors)

(1)	Unless otherwise provided for in the laws and regulations, the Chairperson of the Board of Directors shall convene and preside over meetings of the Board of Directors.

(2)	If the Chairperson of the Board of Directors is unable to so act in the case where there is a vacancy in the office or an accident occurs, another Director shall act on behalf of the Chairperson of the Board of Directors in accordance with the order predetermined by a resolution of a meeting of the Board of Directors.

Article 22 (Notice of Convocation for Meeting of the Board of Directors)

(1)	A notice of convocation for a meeting of the Board of Directors shall be dispatched to each Director and each Audit & Supervisory Board Member by no later than three (3) days prior to the meeting day; provided, however, that such notice period may be shortened in the case of an emergency.

(2)	A meeting of the Board of Directors may be held without the above-mentioned convocation procedures if approved by all of the Directors and Audit & Supervisory Board Members.

Article 23 (Omission of Resolution of Meeting of the Board of Directors)

The Company shall deem that a resolution of a meeting of the Board of Directors has been made, if the requirements provided for in Article 370 of the Companies Act are satisfied.

Article 24 (Regulations of the Board of Directors)

The matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors provided by the Board of Directors, in addition to the laws and regulations and these Articles of Incorporation.

Article 25 (Remuneration, Etc. of Directors)

The amount of remuneration, bonuses and other financial benefits that the Directors receive from the Company as consideration for the execution of their duties (collectively, “Remuneration, Etc.”) shall be determined by a resolution of the General Meeting of Shareholders.

Article 26 (Limitation of Liability for Directors)

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with the Directors (excluding Executive Directors, etc.) which limits their liability as provided for in Article 423, Paragraph 1 of the Companies Act to the total sum of the amounts provided for in each item of Article 425, Paragraph 1 of the Companies Act.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 27 (Number of Audit & Supervisory Board Members and Election thereof)

(1)	The Company shall have no more than five (5) Audit & Supervisory Board Members.

(2)	Audit & Supervisory Board Members shall be elected at General Meetings of Shareholders.

(3)	A resolution for election of Audit & Supervisory Board Members shall be made by a majority of the votes of the shareholders present at a meeting where one third or more of the votes of the shareholders who are entitled to exercise their votes are present.

Article 28 (Term of Office for Audit & Supervisory Board Members)

(1)	The term of office for Audit & Supervisory Board Members shall continue until the conclusion of the General Meeting of Shareholders for the last business year which ends within four (4) years from the time of their election.

(2)	The term of office for an Audit & Supervisory Board Member who is elected as a substitute for an Audit & Supervisory Board Member who retired from office before the expiration of his/her term of office, shall continue until the expiration of the term of office for the Audit & Supervisory Board Member who retired from office.

Article 29 (Full-Time Audit & Supervisory Board Members)

Full-time Audit & Supervisory Board Members shall be elected by a resolution of a meeting of the Audit & Supervisory Board.

Article 30 (Notice of Convocation for Meeting of the Audit & Supervisory Board)

(1)	A notice of convocation for a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Member by no later than three (3) days prior to the meeting day; provided, however, that such notice period may be shortened in the case of an emergency.

(2)	A meeting of the Audit & Supervisory Board may be held without the above-mentioned convocation procedures if approved by all of the Audit & Supervisory Board Members.

Article 31 (Regulations of the Audit & Supervisory Board)

The matters concerning the Audit & Supervisory Board shall be governed by the Regulations of the Audit & Supervisory Board provided by the Audit & Supervisory Board, in addition to the laws and regulations and these Articles of Incorporation.

Article 32 (Remuneration, Etc. of Audit & Supervisory Board Members)

The amount of Remuneration, Etc. for Audit & Supervisory Board Members shall be determined by a resolution of the General Meeting of Shareholders.

Article 33 (Limitation of Liability for Audit & Supervisory Board Members)

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with the Audit & Supervisory Board Members which limits their liability as provided for in Article 423, Paragraph 1 of the Companies Act to the total sum of the amounts provided for in each item of Article 425, Paragraph 1 of the Companies Act.

CHAPTER VI

ACCOUNTS

Article 34 (Business Year)

The business year of the Company shall commence on January 1 of each year and end on December 31 of the same year.

Article 35 (Year-End Dividends)

The Company shall, by a resolution of the General Meeting of Shareholders, pay a dividend of surplus as year-end dividends to the shareholders or registered pledgees recorded in the final shareholder registry as of December 31 of each year.

Article 36 (Interim Dividends)

The Company may, by a resolution of a meeting of the Board of Directors, pay a dividend of surplus as interim dividends to the shareholders or registered pledgees recorded in the final shareholder registry as of June 30 of each year.

Article 37 (Exclusion Period for Dividends of Surplus)

If dividend property consisting of moneys remains unclaimed for three (3) full years from the commencement date of the payment thereof, the Company shall be relieved of the obligation to pay such dividends.

Proposal 2:	Distribution of surplus

On August 29, 2017, the Company executed an absorption-type merger agreement (the “Merger Agreement”) with Sumitomo Rubber Industries, Ltd. (“Sumitomo Rubber Industries”) under which Sumitomo Rubber Industries is designated as the company surviving the absorption-type merger and the Company is designated as the company absorbed in the absorption-type merger. The effective date of the Merger Agreement is set as January 1, 2018 (scheduled). In association therewith, taking into account the business results of the current fiscal year so far, future business development, and the like., the Company would like to pay a dividend of surplus, as set out below, to the shareholders or registered pledgees of the shares of common stock stated or registered on the Company’s final shareholder registry as of December 31, 2017, in lieu of a year-end dividend for the fiscal year ending in December 2017, subject to the condition precedent that the absorption-type merger under the Merger Agreement takes effect:

The Company has paid 10 yen per share as an interim dividend, and, as a result, the annual dividend will be 40 yen per share.

<Matters Related to Dividend of Surplus>

(1)	Class of dividend property

Money

(2)	Matters related to allotment of dividend property to shareholders and total amount thereof 30 yen per share of common stock of the Company

Maximum total amount: 869,994,510 yen

*	The maximum total amount is the amount calculated by multiplying 28,999,817 shares (i.e. the number obtained by deducting the treasury shares from the total number of issued shares as of June 30, 2017) by the dividend per share.

(3)	Date on which dividend of surplus takes effect

The business day immediately following the Ordinary General Meeting of Shareholders of Sumitomo Rubber Industries scheduled to be held in March 2018

End

Access Map for Venue of General Meeting of Shareholders

Venue:	13th Floor Hall of Head Office of Sumitomo Rubber Industries, Ltd.

3-6-9 Wakinohama-cho, Chuo-ku, Kobe-shi

Access:	5 minutes’ walk heading east from East Exit 2 of “Kasuganomichi Station” on the Hanshin Electric Railway Line

10 minutes’ walk heading south from the exit of “Kasuganomichi Station” on the Hankyu Railway Line

15 minutes’ walk heading southwest from the South Exit of “Nada Station” on the JR Kobe Line

[Note] There is no parking available at the venue, thus, please refrain from visiting the venue by car.

(Attachment to Reference Documents for General Meeting of Shareholders)

Content of Financial Statements, etc. pertaining to the Most Recent Business Year of Sumitomo Rubber Industries, Ltd.

DUNLOP SPORTS CO. LTD.

BUSINESS REPORT

(January 1, 2016 – December 31, 2016)

The Company adopted the International Financial Reporting Standards (“IFRS”) for its consolidated financial results, in place of the previously applied Japanese standards, beginning from the current period. Accordingly, figures and comparison figures for the previous period have also been restated and disclosed in accordance with the IFRS.

1. Matters concerning the Current Status of the Group

(1) Development and Results of Business Operations

During fiscal 2016, ending December 31, 2016, the U.S. economy continued its expansion and the economies of Europe recovered at a moderate pace, albeit by varying degrees of strength depending on the country or region. The economic growth is slowing down in China but its economic growth rate still remains at a high level, while the same remained robust in India. On the other hand, the economies of Russia and Brazil remained sluggish, and in addition to the further increase in the global-level geopolitical risks, there were economic uncertainties in Europe due to the UK’s decision to leave the EU, as well as growing concerns about the future policies of the US due to the results of the presidential election, rendering the world economy sluggish as a whole.

The Japanese economy remained weak, reflecting sluggish capital investment and personal consumption caused by factors such as uncertainty over the outlook for corporate earnings, etc., due to an accelerated appreciation of the yen during the period.

As for the business environment surrounding the Sumitomo Rubber Group (the “Group”), natural rubber prices and oil prices began to increase moderately and remained at relatively low levels throughout fiscal 2016, although prices rose sharply toward the end of the period. On the other hand, the Group’s yen amount of sales was affected substantially due to the effect of the yen’s appreciation against major currencies, except for those of some emerging nations, during the period.

Under these circumstances, to realize its long-term vision, “VISION 2020”, with 2020 as the target year, the Group further promoted the expansion of sales of high-value-added products such as fuel-efficient tires, aggressively explored new markets and fields, and engaged in various Group-wide initiatives to achieve business growth and enhance profitability.

Consequently, the Group’s consolidated financial results saw decreases in both revenues and profits from the previous fiscal year, due mainly to the effect of the strong yen. Sales revenue was 756,696 million yen (a year-on-year decrease of 5.2%), business profit* was 74,916 million yen (a year-on-year decrease of 5.0%), operating profit was 73,284 million yen (a year-on-year decrease of 17.8%) and profit before tax was 70,093 million yen (a year-on-year decrease of 21.2%). Profit attributable to owners of the parent, which is net income after taking tax expenses into account, was 41,364 million yen (a year-on-year decrease of 42.5%). Profit declined substantially from the level of the previous fiscal year, when extraordinary income was recorded resulting from the accounting treatment of the dissolution of the alliance with The Goodyear Tire & Rubber Company in the U.S.

*	“Business profit” is roughly equivalent to conventional operating income under Japanese GAAP, and is “Sales revenue” subtracted by “Cost of sales” and “Selling, general and administrative expenses.” The Company discloses the above, in addition to the reported figures in the consolidated financial statements, since it believes that the indicator is useful information in assessing the operating results.

[Situation of Each Business Segment]

Tire Business

Sales revenue for the tire business was 648,445 million yen (a year-on-year decrease of 5.0%), and business profit was 67,924 million yen (a year-on-year decrease of 8.2%).

(Domestic Replacement Market)

As for summer tires, the Group promoted the expansion of sales of products such as the long-lasting and fuel-efficient “ENASAVE” series under the Dunlop brand and “LE MANS 4,” which are long-lasting, fuel-efficient and comfortable, being equipped with “SILENT CORE,” a special noise-absorbing sponge. Under the Falken brand, the Group aimed to enhance brand awareness and promoted the expansion of sales of high-performance tires, including our premium product “AZENIS FK453.” With respect to winter tires, shipments showed solid growth due to the nationwide early launch of “WINTER MAXX 02” studless tires, which achieved a good balance between “long-lasting effectiveness” and “long-life performance,” and the snowfall at the end of year 2016. As a result, sales revenue exceeded the level of the previous fiscal year.

(Domestic Original Equipment Market)

In the domestic original equipment market, sales revenue fell below the level of the previous fiscal year, as automobile production volumes fell below the level of the previous fiscal year, despite our continued efforts to expand the volume delivered of high-value-added tires, mainly focusing on fuel-efficient tires.

(Overseas Replacement Market)

In the overseas replacement market, the Group expanded its sales in both Europe and North America, where the Group had obtained a greater degree of management flexibility as a result of dissolving the alliance with The Goodyear Tire & Rubber Company, an American company. Although there was a tendency toward the slowing down of consumption in the Chinese market, sales expanded mainly for new products, and sales revenues exceeded the level of the previous fiscal year. The Group’s sales volume also grew in new markets, such as Africa, Central and South America, as well as the Middle East, but sales revenue fell below the level of the previous year due to the effect of the yen’s appreciation.

(Overseas Original Equipment Market)

In the overseas original equipment market, sales increased in Brazil, where we started to deliver our products in 2016, in addition to Thailand and South Africa. On the other hand, sales volumes exceeded the level of the previous fiscal year in North America and Europe, since deliveries continued to expand mainly for overseas automakers, but sales revenues fell below the level of the previous fiscal year due to the effect of the yen’s appreciation.

Sports Business

Sales revenue in the sports business was 72,772 million yen (a year-on-year decrease of 6.4%), and business profit was 4,303 million yen (a year-on-year increase of 63.3%) due mainly to a decrease in purchasing costs resulting from the yen’s appreciation.

In the golf goods market in Japan, our flagship “XXIO 9” golf clubs steadily increased their sales, even though the domestic number of golf course visitors declined from the level of the previous fiscal year, and we won the top share* again in the current period in terms of the sales of golf clubs and golf balls. However, sales revenue fell below the level of the previous fiscal year in the golf goods market in Japan as a whole, partly because the golf apparel business saw decreased revenue due to the switch to a licensing business with DESCENTE LTD. in the current fiscal year.

In overseas golf goods markets, we made aggressive efforts to expand sales of three of our brands, namely “SRIXON,” “XXIO,” and “Cleveland Golf.” However, due to the effect of the yen’s appreciation, sales revenue fell below the level of the previous fiscal year.

Although we earned the top share* in terms of the sales of tennis rackets in the tennis goods market in Japan, sales revenue fell below the level of the previous fiscal year due to sluggish growth in the tennis goods market.

*	Market share based on retail prices according to a survey by Yano Research Institute Ltd.

Industrial and Other Products Business

Sales revenue in the industrial and other products business was 35,479 million yen (a year-on-year decrease of 7.8%), and business profit was 2,673 million yen (a year-on-year increase of 26.7%) mainly due to a reduction of costs.

Sales of “MIRAIE” brand vibration control units for housing, which reduces shaking in buildings during earthquakes, grew steadily and the sales volume reached our annual target of 6,000 units. No houses equipped with the MIRAIE unit collapsed during the Kumamoto earthquakes, which led to us receiving a high reputation from our customers. As for medical rubber parts, we expanded global development mainly in Europe, with Swiss-based Lonstroff AG as the core production base. Meanwhile, precision rubber parts for printers and photocopiers saw decreased revenue due to the effect of the yen’s appreciation in addition to a production cutback due to deteriorating market conditions for printers and photocopiers. Sales of infrastructure-related products and materials such as sports facilities, products related to civil engineering works and marine-related products were weak due to reasons such as delays in the completion of facilities.

[Consolidated Sales for Each Business Segment] Business	Sales Revenue	Composition	Comparison with Previous Period
Tire Business	648,445 million yen	85.7%	95.0%
Sports Business	72,772 million yen	9.6%	93.6%
Industrial and Other Products Business	35,479 million yen	4.7%	92.2%
Total	756,696 million yen	100.0%	94.8%

(2) Situation of Capital Investments

The Group invested a total of 49,606 million yen in equipment and facilities during this period. Major investments were made to enhance production facilities in our Thai factory, Turkish factory and South African factory for the tire business.

(3) Situation of Fund-Raising Activities

Funds for our investments in equipment and facilities, etc., for this period were allocated mainly from our own funds and borrowings.

(4) Issues to Be Addressed

With regard to the outlook for the global economy, there has been a growing sense of uncertainty about the future due to factors including the effects on the UK and the EU of the UK’s decision to leave the EU, as well as the global effects of the protectionist policies of the new U.S. administration. The economic uncertainty is expected to further increase amid concerns about matters such as the rising prices of crude oil and natural rubber, foreign exchange movements, and the manifestation of geopolitical risks.

As for Japan’s economic prospects, consumer confidence is likely to be undercut by the effects of anxiety about financial issues and global economic uncertainty.

To respond to such business environment, the Group will carry out the incentives as detailed below.

[Tire Business]

In the domestic market, we will continuously introduce new products to maintain and further increase our presence in the fuel-efficient tire field. Under the Dunlop brand, in February 2017, we launched the “LE MANS V” in size 61 equipped with our new technologies, “SHINOBI TECHNOLOGY” and “SILENT CORE,” which dramatically and noticeably improved the comfort of passengers and quietness. In March 2017, we also released “ENASAVE SP LT50,” fuel-efficient tires for small trucks and buses, whose life performance has been improved by 1.4 times compared to existing products.

In overseas markets, we will continue to seek sales expansion in emerging nations, while making efforts to increase the presence of the Falken brand in the UK market by leveraging Micheldever Group Ltd., (* a British tire sales company the Group acquired in February 2017). In addition to the above, we will proactively promote sales expansion in Europe and the U.S., where we have an increased degree of management flexibility, and will work to offer products produced according to regional requirements in the global markets, such as by launching products that meet tighter environmental regulations.

In terms of development, we launched “ENASAVE NEXT II,” our flagship fuel-efficient tire from the ENASAVE series, in November 2016. This new product has achieved the highest grade “AAA-a” in the labeling system and significantly improved wear resistance by employing our “ADVANCED 4D NANO DESIGN”, a newly developed technology using new materials, for the first time. We will continue to release attractive products using our original advanced technologies, such as by promoting the practical application of the “GYROBLADE” airless tire technology that prevents the occurrence of flat tires and the “CORESEAL” tire sealant technology that prevents air leakage.

In terms of production, we will increase our production capacity to meet growing sales in the global market. Furthermore, we will make investments to increase the capacity of the plant in the U.S., which we have acquired in October 2015, the South African factory and the Brazilian factory, in addition to the Turkish factory as an important location for supplying tires to the European, Russian, Middle Eastern and African markets, and will continue to build a supply system to support our sustainable growth.

*	The Company, as of January 5, 2017, executed a share transfer agreement with Graphite Capital Management LLP. and others with regard to all of the shares of Micheldever Group Ltd., a company engaged in the wholesaling and retailing of tires for motor vehicles and motorcycles, etc., and the Company acquired all of such shares for consideration of GBP 215 million (approximately 31,200 million yen; at an exchange rate of GBP 1 = 145 yen) on February 10, 2017.

[Sports Business]

With regard to golf equipment, we will continue to promote the sales of our flagship “XXIO 9” golf clubs, as well as golf clubs under our “SRIXON” and “Cleveland Golf” brands, with the aim of maintaining the top share in the domestic market. As for golf balls, we will introduce new products including “SRIXON” brand golf balls in addition to the premium “XXIO” brand golf balls. In overseas markets, we will carry on seeking steady sales expansion of “SRIXON,” “XXIO,” and “Cleveland Golf” brand golf clubs, as we will also do in the domestic market, and continue our efforts to increase the share of “SRIXON” golf balls.

As for tennis equipment, we will strive to increase sales by launching new models of “SRIXON” brand rackets and rolling out sales promotion campaigns for tennis balls.

In the wellness business, we will continue to open new compact gyms.

[Industrial and Other Products Business]

In the business fields of precision rubber parts for printers and photocopiers, we will cultivate new markets and new customers. In the vibration control business, we will make efforts to further develop a line of products focusing on the “MIRAIE” brand and provide safe and high-quality products. For the medical rubber parts, we will pursue further global expansion, centered on the European market. For the infrastructure-related business, we will deal with port improvement facilities, concerning which we have already received orders in association with demands stemming from the Tokyo Olympics, as well as facilities which will materialize hereafter, and make efforts to expand sales. We will seek further business growth by developing and providing high-value added products, in terms of quality and functionality, with regard to all merchandise.

Since we reached a purchase agreement concerning the trademark rights of the Dunlop brand with Sports Direct International plc in the U.K. at the end of 2016, we will hereafter proactively promote the global expansion of the Dunlop brand, and will seek to enhance the value of the Dunlop brand in all of our businesses.

We would like to humbly request our shareholders to continue providing their support and encouragement for the Sumitomo Rubber Group.

(5) Trend of Profit/Loss and Asset

(i) Japanese GAAP

	(Unit: million yen, except for the “Net income per share” figure)
Division	122nd December, 2013	123rd December, 2014	124th December, 2015	(Reference) 125th December, 2016
Sales	780,609	837,647	848,663	804,964
Operating income	77,055	86,251	77,067	74,325
Ordinary income	74,582	87,968	78,894	70,994
Net income attributable to the shareholders of parent company	44,794	53,206	55,834	49,937
Net income per share (yen)	170.76	202.82	212.85	190.37

Total assets	867,464	973,587	936,154	899,646

Net assets	358,844	446,960	453,768	461,688

(Notes)

1.     The net income per share is calculated based on the average of the total number of shares issued and outstanding for the relevant period (calculations were made excluding treasury shares).

2.     In the 123rd Term, our Group achieved increases in both revenues and profits compared with the 122nd Term as a result of further expanded sales of fuel-efficient tires and other high value-added products, though our Group faced intensified competition in the tire business due to sluggish global market conditions.

3.     In the 124th Term, although our overall sales revenues increased compared with the previous period due to the effects of the depreciation of the Japanese yen and other factors, both our operating profit and ordinary profit declined in our main Tire Business as a result of stagnating sales in emerging markets in addition to the unexpectedly poor sales of winter tires in the Japanese domestic market due to an unusually warm winter. However, our Net income for the 124th Term increased to an all-time high as a result of the elimination of tax liability for appraisal losses involving joint venture companies in Europe, which had been included in our financial accounting for previous terms, as well as other factors resulting from the dissolution of our Global Alliance with the Goodyear Tire and Rubber Company (a US company).

4.     In the 125th Term, the Consolidated Financial Results are only for reference, since the Results have not been audited by Independent Auditors.

(ii) IFRS

	(Unit: million yen except for the “Basic profit per share” figure)
Division	124th December 2015	125th December 2016
Sales Revenue	798,483	756,696
Business profit	78,853	74,916
Operating income	89,173	73,284
Profit attributable to owners of parent company	71,976	41,364
Basic profit per share (yen)	274.38	157.69

Total assets	932,432	897,634

Total capital	451,837	459,541

(Notes)

1.	Revenue represents net sales under Japanese GAAP, after adjusting for deductions of sales incentives, etc.
2.	“Business profit” is roughly equivalent to conventional operating income under Japanese GAAP, and is “Sales revenue” subtracted by “Cost of sales” and “Selling, general and administrative expenses.” The Company discloses the above, in addition to the reported figures in the consolidated financial statements, since it believes that the indicator is useful information in assessing the operating results.
3.	The difference between profit and net income under Japanese GAAP was caused mainly by the temporary difference in the accounting treatment of profit or loss associated with the dissolution of the business alliance with The Goodyear Tire & Rubber Company in the United States, which took place in 2015 and 2016.
4.	The basic profit per share is calculated based on the average of the total number of shares issued and outstanding for the relevant period (calculations were made excluding treasury shares).
5.	Information regarding the 125th Term (the year under review) is included above in “(1) Development and Results of Business Operations.”

(6) Major Lines of Business (As of December 31, 2016)

Business	Principal Products, etc.
Tire Business	Tires/Tubes (Automobile, Construction vehicles, Industrial vehicles, Race/Rally, Motorcycles, etc.), Automotive Business (Instant Mobility System, Deflation Warning System, etc.)

Sports Business	Sports equipment (Golf clubs, Golf balls, other Golf items, Tennis items, etc.), Golf tournament operation, Golf and tennis school operation, Fitness club operation

Industrial and Other Products Business	High-performance rubber business (Vibration-control damper, Precision rubber parts for printers and photocopiers, Precision medical rubber products, etc.), Household items business (Rubber gloves for household use, Portable wheelchair ramps, etc.), Infrastructure business (Dock fenders, a variety of Floor materials for factories and sports facilities, etc.)

(7) Major Offices and Factories (As of December 31, 2016)

Company Name	Category	Location
Sumitomo Rubber Industries, Ltd.	Head Office	Kobe-shi, Hyogo Pref.
	Tokyo Head Office	Koto-ku, Tokyo
Factories

<Nagoya Factory> Toyota-shi, Aichi Pref.,

<Shirakawa Factory> Shirakawa-shi, Fukushima Pref.,

<Izumiotsu Factory> Izumiotsu-shi, Osaka Pref.,

<Miyazaki Factory> Miyakonojo-shi, Miyazaki Pref.,

<Kakogawa Factory> Kakogawa-shi, Hyogo Pref.

P.T. Sumi Rubber Indonesia	Head Office	Jakarta, West Java, Indonesia
	Factory	Cikampek, West Java, Indonesia

Sumitomo Rubber (China) Co., Ltd.	Head Office	Changshu, Jiangsu, China

Sumitomo Rubber (Changshu) Co., Ltd.	Head Office and Factory	Changshu, Jiangsu, China

Sumitomo Rubber (Hunan) Co., Ltd.	Head Office and Factory	Changsha, Hunan, China

Sumitomo Rubber (Thailand) Co., Ltd.	Head Office and Factory	Rayong, Thailand

Sumitomo Rubber USA, LLC	Head Office and Factory	Tonawanda, NY, U.S.A.

Sumitomo Rubber Do Brasil Ltda.	Head Office and Factory	Fazenda Rio Grande, Paraná, Brazil

Sumitomo Rubber Ako Lastik Sanayi Ve Ticaret A.S.	Head Office and Factory	Cankiri, Turkey

Sumitomo Rubber South Africa (Pty.) Ltd.	Head Office	Durban, KwaZulu-Natal Province, South Africa
	Factory	Ladysmith, KwaZulu-Natal Province, South Africa

Dunlop Sports Co. Ltd.	Head Office	Kobe-shi, Hyogo Pref.
	Factory	Ichijima Factory (Tamba-shi, Hyogo Pref.)

Dunlop Golf Club Corporation	Head Office and Factory	Miyakonojo-shi, Miyazaki Pref.

Srixon Sports Manufacturing (Thailand) Co., Ltd.	Head Office and Factory	Kabinburi, Prachinburi, Thailand

Roger Cleveland Golf Company, Inc.	Head Office and Factory	Huntington Beach, California, U.S.A.

Sumirubber Malaysia Sdn. Bhd.	Head Office and Factory	Sungai Petani, Kedah, Malaysia

Zhongshan Sumirubber Precision Rubber Ltd.	Head Office and Factory	Zhongshan, Guangdon, China

Sumirubber Vietnam, Ltd.	Head Office and Factory	Hai Phong, Vietnam

Lonstroff AG	Head Office and Factory	Aargau, Switzerland

(Note) The Company bought all of the shares of Goodyear Dunlop Tires North America, Ltd. held by Goodyear Tire & Rubber Company as a result of dissolving its business alliance with Goodyear Tire & Rubber Company on October 1, 2015, making it a wholly owned subsidiary, and changed its name to Sumitomo Rubber USA, LLC on April 1, 2016.

(8) Principal Subsidiaries (As of December 31, 2016)

Name	Capital	Ownership	Main Business
Dunlop Sports Co. Ltd.	9,208 million yen	60.4%	Manufacture and sales of golf, tennis and other sports equipment

P.T. Sumi Rubber Indonesia (Indonesia)	100 million US dollars	72.5%	Manufacture and sales of various kinds of tires, golf balls, etc.

Sumitomo Rubber (China) Co., Ltd. (China)	3,394 million Chinese yuan	100.0%	Supervision of tire business in China

Sumitomo Rubber (Changshu) Co., Ltd. (China)	2,503 million Chinese yuan	Indirect ownership 100.0%	Manufacture and sales of various kinds of tires

Sumitomo Rubber (Hunan) Co., Ltd. (China)	1,781 million Chinese yuan	Indirect ownership 100.0%	Manufacture and sales of various kinds of tires

Sumitomo Rubber (Thailand) Co., Ltd. (Thailand)	14,000 million Thai baht	100.0%	Manufacture and sales of various kinds of tires

Sumitomo Rubber USA, LLC	89 million US dollars	Indirect ownership 100.0%	Manufacture and sales of various kinds of tires

Sumitomo Rubber North America, Inc.	25 million US dollars	100.0%	Sales of various kinds of tires

Sumitomo Rubber Do Brasil Ltda.(Brazil)	1,220 million Brazilian real	100.0%	Manufacture and sales of various kinds of tires

Sumitomo Rubber Ako Lastik Sanayi Ve Ticaret A.S. (Turkey)	971 million Turkish lira	80.0%	Manufacture and sales of various kinds of tires

Sumitomo Rubber South Africa (Pty.) Ltd. (South Africa)	370 South African rand	100.0%	Manufacture and sales of various kinds of tires

(Notes)

1.	The Company’s ratio of capital contribution in Dunlop Sports Co. Ltd. was calculated excluding treasury shares.
2.	The Company bought all of the shares of Goodyear Dunlop Tires North America, Ltd. held by The Goodyear Tire & Rubber Company as a result of dissolving its business alliance with The Goodyear Tire & Rubber Company, a US company, on October 1, 2015, making it a wholly owned subsidiary, and changed its name to Sumitomo Rubber USA, LLC on April 1, 2016.
3.	Falken Tire Corporation changed its name to Sumitomo Rubber North America, Inc. on January 1, 2016, in connection with the reorganization of the business in North America upon the dissolution of the business alliance with The Goodyear Tire & Rubber Company, a US company.
4.	During 2016, Sumitomo Rubber Ako Lastik Sanayi Ve Ticaret A.Ş. increased its capital by 331 million Turkish Lira.
5.	During 2016, Sumitomo Rubber South Africa (Pty.) Ltd. increased its capital surplus by 200 million South Africa Rand.

(9) Employees (As of December 31, 2016)

Business	Number of Employees	Increase (decrease)
Tire Business	27,484	+ 501
Sports Business	2,313	+ 92
Industrial and Other Products Business	3,352	-120
All Companies (common)	643	+ 134

Total	33,792	+ 607

(Note) The above shows the number of full-time employees and excludes 3,818 temporary employees.

(10) Major Borrowings (As of December 31, 2016)

Name of Lender	Amount of Loan (million yen)
Sumitomo Mitsui Banking Corporation	38,669
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	26,792
Sumitomo Mitsui Trust Bank, Ltd.	18,761
Mizuho Bank, Ltd.	11,368
Development Bank of Japan Inc.	10,216
The Norinchukin Bank	6,349
Nippon Life Insurance Company	4,623

2. Shares of the Company (As of December 31, 2016)

(1) Total Number of Shares Issuable	800,000,000 Shares

(2) Total Number of Shares Issued	263,043,057 Shares

(3) Number of Shareholders	21,325

(4) Major Shareholders (Top 10)

Name of Shareholder	Number of Shares held (Thousand shares)	Ratio of Shareholding (%)
Sumitomo Electric Industries, Ltd.	75,445	28.76
JP Morgan Chase Bank 385632	9,859	3.76
Japan Trustee Services Bank, Ltd. (Trust account)	7,482	2.85
The Master Trust Bank of Japan, Ltd. (Trust account)	7,149	2.73
Sumitomo Mitsui Banking Corporation	5,215	1.99
Sumitomo Corporation	4,805	1.83
National Mutual Insurance Federation of Agricultural Cooperatives	4,054	1.55
The Bank Of New York Mellon 140044	3,798	1.45
CBNY-ORBIS SICAV	3,583	1.37
Japan Trustee Services Bank, Ltd. (Trust account 9)	3,315	1.26

(Note) Ratio of Shareholding is calculated by deducting the treasury shares (726,168 shares) from the total number of shares issued.

3. Directors and Audit & Supervisory Board Members

(1) Names of Directors and Audit & Supervisory Board Members (As of December 31, 2016)

Position	Name	Duties and Important Concurrent Posts
Representative Director, President and CEO (President)	Ikuji Ikeda

Representative Director (Vice President)	Hiroaki Tanaka	Supervision of Administration Division and Domestic Business. In charge of Public Relations

Representative Director (Managing Executive Officer)	Minoru Nishi	Supervision of Technical/Production Division

Director (Senior Executive Officer)	Kenji Onga	In charge of North America Business Sumitomo Rubber USA, LLC Chairman & CEO, Sumitomo Rubber North America, Inc. Chairman

Director (Senior Executive Officer)	Yasutaka Ii	Supervision of America Business, General Manager of America HQ.

Director (Senior Executive Officer)	Hiroki Ishida	Management of International Business Development & Administration; Supervision of Finance; In charge of Legal Affairs and Brand Management

Director (Senior Executive Officer)	Yutaka Kuroda	Supervision of Europe & Africa Business, General Manager of Europe & Africa HQ

Director (Senior Executive Officer)	Satoru Yamamoto	Supervision of Asia & Pacific Business, General Manager of Asia & Pacific HQ

Director	Keizo Kosaka

Attorney, Representative Partner of Irokawa Law Office Toyo Aluminum K.K., Outside Audit & Supervisory Board Member

Sekisui Plastics Co., Ltd., Outside Audit & Supervisory Board Member

Techno Associe Co., Ltd., Outside Audit & Supervisory Board Member

Director	Fumikiyo Uchioke	Sumitomo Electric Industries, Ltd., Representative Director and Executive Vice President

Director	Kenji Murakami

Standing Audit & Supervisory Board Member	Toshiyuki Noguchi

Standing Audit & Supervisory Board Member	Yasuyuki Sasaki	Dunlop Sports Co. Ltd. Audit & Supervisory Board Member

Audit & Supervisory Board Member	Tadao Kagono	Konan University, Special Visiting Professor NTN Corporation Outside Audit & Supervisory Board Member

Audit & Supervisory Board Member	Morihiro Murata

Certified Public Accountant and Licensed Tax Accountant

Representative of Murata Morihiro Accounting Firm Kokuyo Co., Ltd.,

Outside Audit & Supervisory Board Member Kagome Co., Ltd.,

Outside Director, Member of the Committee for Audit & Supervision, etc.

Audit & Supervisory Board Member	Tetsuji Akamatsu

(Notes)

1.	Positions that are listed within parentheses below the position titles indicate the managerial positions as Executive Officers of the Company.
2.	At the 124th Ordinary General Meeting of Shareholders held on March 30, 2016, Mr. Kenji Murakami was newly elected and appointed as a Director.
3.	Representative Director, President and CEO Ikuji Ikeda is directly responsible for Audit and Tire Quality Assurance.
4.	Directors Keizo Kosaka, Fumikiyo Uchioke and Kenji Murakami are outside directors.
5.	Audit & Supervisory Board Members Tadao Kagono, Morihiro Murata and Tetsuji Akamatsu are outside Audit & Supervisory Board Members.
6.	The Company has designated Directors Keizo Kosaka, Fumikiyo Uchioke and Kenji Murakami and Audit & Supervisory Board Members Tadao Kagano, Morihiro Murata and Tetsuji Akamatsu as Independent Officers who have no potential conflicts of interest with general shareholders according to the criteria stipulated by the Tokyo Stock Exchange, and has duly submitted the notification to such effect to the Tokyo Stock Exchange.
7.	Standing Audit & Supervisory Board Member Toshiyuki Noguchi has been in charge of accounting and finance for a considerable period of time at the Company, and possesses a considerable degree of knowledge with regard to finance and accounting.
8.	Standing Audit & Supervisory Board Member Yasuyuki Sasaki oversaw accounting and finance for a considerable period of time at the Company and Sumitomo Electric Industries, Ltd. and possesses a considerable degree of knowledge with regard to finance and accounting.
9.	As a person of learning and experience in the field of management, Audit & Supervisory Board Member Tadao Kagono is well acquainted with business administration and possesses a considerable degree of knowledge with regard to finance and accounting.

10.	As a certified public accountant and a licensed tax accountant, Audit & Supervisory Board Member Morihiro Murata is well acquainted with corporate accounting and possesses a considerable degree of knowledge with regard to both finance and accounting.
11.	Having been in charge of finance and accounting at Osaka Gas Co., Ltd., for a considerable time, Audit & Supervisory Board Member Tetsuji Akamatsu possesses a considerable degree of knowledge with regard to finance and accounting.

The following directors retired during this period:

Name	Position at the Time of Retirement	Date of Retirement
Tetsuji Mino	Director and Chairman of the Board	March 30, 2016 (Due to expiration of his term)

Changes of Duties and Important Concurrent Posts of Directors since January 1, 2017

Name	New	Old	Date of Transfer
Minoru Nishi	Supervision of Technical and Production Division; In Charge of Motor Sports and Oversea Tire Technical Service; General Manager of Tire Technology HQ.	Supervision of Technical and Production Division	January 1, 2017

(2) Remuneration, etc., of Directors and Audit & Supervisory Board Members

	Number of Persons to be Paid	Amount Payable
Directors	12	492 million yen
Audit & Supervisory Board Members	5	74 million yen

(Notes)

1.	The maximum amount of remuneration, etc., for Directors and Audit & Supervisory Board Members was resolved not to exceed 800 million yen per year (including 70 million yen for Outside Directors) and 100 million yen per year, respectively, at the 123rd Ordinary General Meeting of Shareholders held on March 26, 2015.
2.	The above number of persons to be paid includes 1 Director who retired as of March 30, 2016.

(3) Executive Officers (As of January 1, 2017)

Executive officers who do not concurrently serve as Directors are as follows:

Position	Name	Duty and Important Concurrent Post
Senior Executive Officer	Kozaburo Nakaseko	In charge of Research & Development, Automotive System Business and Intellectual Property

Senior Executive Officer	Naofumi Harada	In Charge of Hybrid Rubber Business and Purchasing

Senior Executive Officer	Naoki Yamada	Sumitomo Rubber (China) Co., Ltd., Chairman and Chief Executive Officer Sumitomo Rubber (Changshu) Co., Ltd., Chairman and Chief Executive Officer Sumitomo Rubber (Hunan) Co., Ltd., Chairman

Senior Executive Officer	Takanori Aoi	In Charge of Safety & Environment Management, General Manager of Tire Supply Chain Management HQ and Tire Manufacturing HQ.

Senior Executive Officer	Hidekazu Nishiguchi	In Charge of Overseas Tire Sales and Motorcycle Tire Sales, General Manager of Corporate Management Planning & Administration Department

Executive Officer	Norifumi Fujimoto	Sumitomo Rubber Ako Lastik Sanayi Ve Ticaret A.Ş. President & CEO

Executive Officer	Masaharu Ono	Sumitomo Rubber (Thailand) Co., Ltd., President Sumirubber Thai Eastern Corporation Co., Ltd., President

Executive Officer	Tetsuhiko Yoshioka	General Manager of Research & Development HQ and Automotive System Division

Executive Officer	Takashi Kono	In Charge of IT Planning General Manager of Finance Department

Executive Officer	Toshihiko Komatsu	In Charge of Human Resource Development and CSR Promotion General Manager of Human Resources and General Affairs Department

Executive Officer	Tomohiko Masuta	In Charge of Industrial Tire General Manager of Original Equipment Tire Business HQ.

Executive Officer	Kiyoshige Muraoka	General Manager of Material Research & Development HQ.

Executive Officer	Masatsugu Nishino	Falken Tire Europe GmbH, Managing Director & CEO Sumitomo Rubber Ako Lastik Sanayi Ve Ticaret A.Ş., Vice President & Director

Executive Officer	Eiichi Masuda	General Manager of Domestic Replacement Tires Sales HQ

Executive Officer	Kenji Saito	Vice General Manager of Tire Manufacturing HQ and General Manager of Shirakawa Factory

Executive Officer	Hirotoshi Murakami	General Manager of Hybrid Rubber Business Division Zhongshan Sumirubber Precision Rubber Ltd., President

Executive Officer	Richard Smallwood	Sumitomo Rubber North America, Inc., CEO & President

Executive Officer	Naofumi Yanetani	General Manager of Oversea Tire Sales HQ

Executive Officer	Atsuhiko Tanaka	Vice General Manager of Supply Chain Management HQ and General Manager of Production Planning Department SRI Logistics Ltd, President

Executive Officer	Fumikazu Yamashita	Senior Vice President of Sumitomo Rubber USA, LLC, under the Tire Technical HQ

(4) Matters Relating to Outside Directors / Audit & Supervisory Board Members

(i) Status of Important Concurrent Posts, etc. (As of December 31, 2016)

Position	Name	Status of Important Concurrent Posts
Director	Keizo Kosaka

Attorney

Irokawa Law Office, Representative Partner

Toyo Aluminum K.K., Outside Audit & Supervisory Board Member

Sekisui Plastics Co., Ltd., Outside Audit & Supervisory Board Member

Techno Associe Co., Ltd., Outside Audit & Supervisory Board Member

Director	Fumikiyo Uchioke	Sumitomo Electric Industries, Ltd. Executive Vice President

Audit & Supervisory Board Member	Tadao Kagono	Konan University Special Visiting Professor NTN Corporation Outside Audit & Supervisory Board Member

Audit & Supervisory Board Member	Morihiro Murata

Certified Public Accountant and Licensed Tax Accountant

Representative of Murata Morihiro Accounting Firm

Kokuyo Co., Ltd., Outside Audit & Supervisory Board Member

Kagome Co., Ltd.,

Outside Director, Member of Committee for Audit & Supervision, etc.

(Notes)

1.	Sumitomo Electric Industries, Ltd. holds 28.76% of the Company’s issued and outstanding shares (excluding treasury shares). The Company is in a transactional relationship with Sumitomo Electric Industries, Ltd., for raw materials for tires, etc.; however, such transactions account for 1.0% or less of either company’s total consolidated annual revenues.
2.	There are no special conflicts of interest between the Company and other companies in which the Outside Directors or Audit & Supervisory Board Members hold important concurrently serving posts.

(ii) Major Activities Engaged in by Outside Directors/ Audit & Supervisory Board Members

Position at the Company	Name	Attendance	Activities Engaged
Director	Keizo Kosaka	Meeting of the Board of Directors: Attended 14 times	Provides opinions and suggestions based on his abundant knowledge and experience primarily as a lawyer.

Director	Fumikiyo Uchioke	Meeting of the Board of Directors: Attended 14 times	Provides opinions and suggestions based on his abundant knowledge and experience primarily in the field of management.

Director	Kenji Murakami	Meeting of the Board of Directors: Attended 11 times	Provides opinions and suggestions based on his abundant knowledge and experience primarily in the field of business management.

Audit & Supervisory Board Member	Tadao Kagono	Meeting of the Board of Directors: Attended 14 times Meeting of the Audit & Supervisory Board: Attended 12 times	Provides opinions and suggestions based on his abundant scholastic knowledge and experience.

Audit & Supervisory Board Member	Morihiro Murata	Meeting of the Board of Directors: Attended 13 times Meeting of the Audit & Supervisory Board: Attended 12 times	Provides opinions and suggestions based on his abundant knowledge and experience primarily as a certified public accountant and licensed tax accountant.

Audit & Supervisory Board Member	Tetsuji Akamatsu	Meeting of the Board of Directors: Attended 14 times Meeting of the Audit & Supervisory Board: Attended 12 times	Provides opinions and suggestions based on his abundant knowledge and experience primarily in the fields of finance and business management.

(Notes)

1.	During the year under review, Meetings of the Board of Directors were held a total of 14 times and Meetings of the Audit & Supervisory Board were held a total of 12 times.
2.	Mr. Kenji Murakami was newly elected and appointed as a Director at the 124th Ordinary General Meeting of Shareholders held on March 30, 2016. After the above date, Meetings of the Board of Directors were held a total of 11 times during this period.

(iii) Summary of Agreement Concerning Limitation of Liability

The Company has concluded an agreement with each Outside Director and Audit & Supervisory Board Member to limit their liabilities.

As specified in Article 423, Paragraph 1 of the Companies Act, their liability shall be limited to the aggregate of the amount specified in each item of Article 425, Paragraph 1 of the said law.

(iv) Remuneration of Outside Directors / Audit & Supervisory Board Members

Number of Persons to be Paid	Remuneration Paid from the Company	Remuneration Paid from the Company’s Subsidiary
6	51 million yen	—

(Note)

The Company does not have a parent company.

4. Matters Relating to Accounting Auditor

(1) Name of Accounting Auditor

KPMG AZSA LLC

(2) Amount of Remuneration Payable to Each Accounting Auditor

Total amount of remuneration payable by the Company:

172 million yen

Total amount of money and other economic benefits payable by the Company and its subsidiaries:

515 million yen

(Notes)

1.	The Company’s Audit & Supervisory Board reviewed the content of the Accounting Auditor’s audit plan, the status of execution of its accounting audit duties and the grounds for calculation of the estimated remuneration, based on the reports and necessary documents obtained from Directors, related divisions and departments within the Company and the Accounting Auditor and, as a result, consented to the amount of remuneration for the Accounting Auditor under Article 399, Paragraph 1, of the Companies Act.
2.	The audit agreement executed between the Company and the Accounting Auditor does not distinguish (nor is it practical to make such distinction) the auditor’s fee receivable under the Companies Act and the auditor’s fee receivable under the Financial Instruments and Exchange Law, so the total of these fees are stated above as the remuneration payable by the Company.
3.	Among our principal subsidiaries, P.T. Sumi Rubber Indonesia, Sumitomo Rubber (China) Co., Ltd., Sumitomo Rubber (Changshu) Co., Ltd., Sumitomo Rubber (Hunan) Co., Ltd., Sumitomo Rubber (Thailand) Co., Ltd., Sumitomo Rubber USA, LLC, Sumitomo Rubber North America, Inc., Sumitomo Rubber Do Brasil Ltda. and Sumitomo Rubber South Africa (Pty.) Ltd. underwent statutory audits by certified public accountants or audit corporations (including those who have equivalent qualifications in foreign countries), besides the Company’s Accounting Auditor.

(3) Contents of Non-Auditing Services

The Company has entrusted to the Accounting Auditor the following services falling outside the purview of Article 2, Paragraph 1 of the Certified Public Accountant Law (non-auditing services).

- Investigation services regarding the Company’s finances and taxation, etc.

(4) Company’s Policy of Termination/Non-reappointment of an Accounting Auditor

If the Company’s Audit & Supervisory Board decides that the Company should immediately terminate the Accounting Auditor pursuant to the provisions of Article 340 of the Companies Act, then the Accounting Auditor shall be dismissed by unanimous vote of all the Audit & Supervisory Board Members of the Company. If the Company’s Audit & Supervisory Board evaluates the reappointment/non-reappointment of such Accounting Auditor pursuant to Article 344 of the Companies Act and decides that it would be difficult for the Accounting Auditor to continue to properly perform its duties, the Audit & Supervisory Board shall determine the content of a proposal to be submitted to the shareholders meeting concerning the termination/non-reappointment of such Accounting Auditor.

5. Details of Resolution on Establishing Systems Necessary for Ensuring Appropriate Business Operations and Summary of Operational Status Thereof

	(1) Outline of the resolutions with regard to the establishment of systems to ensure appropriate business operations	(2) Outline of the status of the management of a system to ensure appropriate business operations

General Provisions	To establish a system necessary to ensure appropriate business operations of the Sumitomo Rubber Group, which consists of the Company and its subsidiaries as set forth in Article 2, Item 3 of the Companies Act, as described below, the Company determined the following by resolution of the Board of Directors.	For the fiscal year under review, a system to ensure appropriate business operations was managed properly in every aspect. The outline of the management status in each aspect is as follows.

(1) System to Preserve and Manage Information Concerning the Execution of Business by Directors	Information concerning the execution of business by Directors, such as documents on proposals or decisions, shall be recorded and managed appropriately in accordance with the Regulations Concerning Preservation of Documents of the Company. Directors and Audit & Supervisory Board Members of the Company shall be permitted to view these records at all times.	Minutes were prepared for each important meeting, including the Board of Directors’ meeting, and managed appropriately in accordance with the Regulations Concerning Preservation of Documents. Under the system, Directors and Audit & Supervisory Board Members of the Company are permitted to view these records at all times.

(2) Rules concerning the Risk Management of Loss and Other Systems

Management risks involving quality, law, environment, credit, accidents, disasters, etc., that may materially adversely affect the business activities of the Group shall be addressed by the relevant division and subsidiary in advance, by analyzing those risks and planning countermeasures in accordance with the Regulations Concerning Risk Control that stipulate the risk management rules of the entire Group, and then referred to the management meeting of the Company for discussion. If necessary, advice and guidance may be sought from professionals, including legal counsel, in analyzing and planning countermeasures for such risks.

Any risk comprehensively involving the Group shall be addressed by the Group as a whole, with each management division addressing such risk according to its respective business operation, in coordination with other relevant divisions and subsidiaries, as necessary.

The Risk Management Committee shall oversee Group-wide risk management activities and investigate and confirm as appropriate that the risk management system is functioning effectively.

If any material risk becomes clear or could be anticipated to become clear within the Group, the President of the Company shall establish a Risk Management Center pursuant to the Regulations Concerning Risk Control.

The meeting of the Risk Management Committee has been held two times based on the Company’s Regulations Concerning Risk Control, and the Committee has overseen risk management activities for the Group-wide risks, as well as confirmed that the system for managing Group-wide risks is validly functioning.

(3) System to Ensure the Efficient Execution of Business by Directors

In order to ensure that Directors and managerial and other personnel may execute their business properly and efficiently, the duties of each division, and the authority and relevant operations of each organization shall be allocated in the Company through the Regulations Concerning Allocation of Responsibility and Duties. Each subsidiary shall also establish a similar system in compliance with the Company’s regulations.

Furthermore, the Company shall introduce an Executive Officer System to perform its business flexibly in response to the changing environment and customer needs.

With respect to the performance and efficiency of each division and subsidiary, a mid-term managerial plan, etc., shall be drawn up, targets shall be set at budget meetings (to be reviewed on a quarterly basis), and the status of achievements of those targets shall be reported for analysis and review on a monthly basis at the Group’s performance meetings.

All business operations of the Group shall promote the utilization of IT to enhance efficiency in the execution of business.

The Company has a system to ensure efficient business execution, under which the Board of Directors held 12 ordinary meetings and 2 extraordinary meetings to check the status of progress of the mid-term managerial plan and matters related to passed resolutions. The Company also introduced an Executive Officer System and held 24 management meetings, handling a broad scope of duties delegated from the Board of Directors, and thereby performed its business flexibly.

(4) System to Ensure the Execution of Business by Directors and Employees is in Compliance with Law/Regulations and the Articles of Incorporation

The corporate philosophy of the Sumitomo Rubber Group, “THE SRI WAY”, its corporate code of conduct, and various compliance manuals shall be distributed throughout the entire Group, the managerial officials shall clearly manifest its principles, and it shall be made thoroughly clear throughout the Group that compliance with laws and the maintenance of corporate ethics constitute the basic foundation of management.

The Corporate Ethics Committee chaired by the President of the Company shall identify, analyze, and evaluate the compliance risks comprehensively involving the entire Group, plan and conduct training, ascertain the cause of any violation, propose measures to prevent their recurrence, and ensure thorough familiarization of the foregoing throughout the Group.

A Corporate Ethics Help Line shall be established to allow employees, etc., of the Group, to directly report and consult on any actions that are questionable in relation to corporate ethics. Information received by the Corporate Ethics Help Line shall be reported to the Corporate Ethics Committee, which shall assess the situation and adopt the necessary measures.

The Sumitomo Rubber Group’s corporate code of conduct shall stipulate that any relationship with such anti-social forces must be forbidden and that any and all demands from anti-social forces must be rejected.

In addition to supervision of the Board of Directors’ meetings, the Company held 12 Audit & Supervisory Board meetings, and confirmed that the execution of business by directors was compliant with laws, regulations and the Articles of Incorporation. Moreover, the Company held 4 meetings of the Corporate Ethics Committee to deliberate the Group’s compliance issues, and addressed the compliance risks comprehensively involving the entire Group, including faithfully addressing the incidents reported to the Corporate Ethics Help Line.

(5) System to Report to the Company Matters related to the Execution of Business by Directors and Other Personnel of Subsidiaries	A system shall be established whereby the relevant division of the Company shall periodically receive reports from the Directors and other personnel of each subsidiary on its performance targets and achievements, and, as necessary, receive reports on certain matters such as those that need to be reported to and discussed at the Company’s management meetings and the meetings of the Board of Directors, risk management, compliance matters, and the like, and, if necessary, the foregoing shall be discussed with the Company, pursuant to the Regulations Concerning Management of Affiliated Companies.	The Company received information from its subsidiaries as needed via regular reporting from the Directors of each subsidiary at the 12 Group performance meetings, and by putting the related matters on the agenda of management meetings and the meetings of the Board of Directors based on the Regulations Concerning Management of Affiliated Companies of the Company, and thereby the Company has maintained a system to ensure proper business execution throughout the Group.

(6) System to Ensure Adequate Financial Reporting	The Group shall strive to maintain internal control systems in accordance with the Financial Instruments and Exchange Law and assessment/audit standards and implementation standards prescribed by the Financial Services Agency, and to enhance systems to ensure adequate financial reporting by the Group.	The Company has consistently been striving to strengthen the system for ensuring appropriate financial reporting by the Group, by utilizing audits, etc., by accounting auditors and further improving the internal control systems of the Company in line with the laws and regulations.

(7) Establishment of a Post to Assist the Duties of Audit & Supervisory Board Members at the Request of Audit & Supervisory Board Members

An employee shall be selected to work as a dedicated assistant to assist the duties of Audit & Supervisory Board Members of the Company, and such assistant shall exclusively follow their directions.

The opinion of the Audit & Supervisory Board shall be sought in advance in the event of carrying out personnel changes and evaluating the performance of the aforementioned assistant of the Audit & Supervisory Board Members.

The Company deployed an auditing inspector to work under the Audit & Supervisory Board Members, as a dedicated assistant to assist the duties of the Audit & Supervisory Board Members, with careful consideration as to the independence of this position.

(8) Systems to Allow Directors and Employees to Report to Audit & Supervisory Board Members of the Company and to Allow Other Reports to be Made to Audit & Supervisory Board Members

Standing Audit & Supervisory Board Members of the Company shall participate in management meetings and other important meetings of the Company to appropriately understand the situation of the Group, etc.

Important matters in terms of risk management shall be reported by Directors or heads of divisions, etc., of the Group to the Audit & Supervisory Board Members of the Company, as necessary.

Matters reported to the Corporate Ethics Help Line (excluding minor problems) shall be reported to the Audit & Supervisory Board of the Company. With regard to Regulations Concerning the System to Address Corporate Ethics applicable to all of the Group companies, the Group shall establish a system which prevents informants from being treated unfairly as a result of reporting to Audit & Supervisory Board Members of the Company, by stipulating provisions such as the duty of confidentiality of personal information relating to such informants who have contacted the Corporate Ethics Help Line and the prohibition of unfair treatment of informants.

Standing Audit & Supervisory Board Members of the Company participate in important meetings such as management meetings and the Corporate Ethics Committee meetings and receive the information necessary for effective audits as needed.

By exchanging such information with outside Audit & Supervisory Board Members at the Audit & Supervisory Board meetings, objective, fair and effective audits were conducted.

(9) Other Systems to Ensure Effective Audit Coverage by Audit & Supervisory Board Members

Audit & Supervisory Board Members of the Company shall be given opportunities to receive explanations from Directors or heads of divisions of the Group, as necessary.

Audit & Supervisory Board Members of the Company may request the Company to reimburse any expenses including ad-hoc expenditures incurred with respect to the execution of their duties within a reasonable scope.

At the Audit & Supervisory Board meetings of the Company, Audit & Supervisory Board Members of the Company regularly hear from Directors or heads of divisions of the Group with regard to the business duties for which they are responsible and the status of the progress of the mid-term managerial plan. In addition, audits were carried out in an effective manner by sharing the results of onsite investigations by the Standing Audit & Supervisory Board Members at Audit & Supervisory Board meetings.

Note: Figures stated in business reports are rounded up to the closest whole unit.

Consolidated Statement of Financial Position

(As of December 31, 2016)

(Unit: million yen)
ITEM	AMOUNT
[ASSETS]
CURRENT ASSETS:	412,559
Cash and cash equivalents	66,492
Trade and other receivables	182,855
Other financial assets	3,821
Inventories	138,993
Other current assets	20,398

NON-CURRENT ASSETS:	485,075
Tangible fixed assets	363,293
Goodwill	15,351
Intangible assets	21,445
Investments accounted for using the equity method	4,071
Other financial assets	41,239
Assets related to employee retirement benefits	20,635
Deferred tax assets	13,888
Other non-current assets	5,153
TOTAL ASSETS	897,634

(Unit: million yen)
ITEM	AMOUNT
[LIABILITIES]
CURRENT LIABILITIES:	252,003
Bonds and loans payable	77,056
Trade and other payables	120,236
Other financial liabilities	2,624
Corporation Income tax payable	9,960
Reserve	7,350
Other current liabilities	34,777

NON-CURRENT LIABILITIES:	186,090

Bonds and loans payable	121,556
Other financial liabilities	4,577
Liability related to employee retirement benefits	22,188
Reserve	1,197
Deferred tax liabilities	12,154
Other non-current liabilities	24,418

TOTAL LIABILITIES	438,093

[EQUITY]
Total of equity attributable to owners of parent company	429,316
Capital stock	42,658
Capital surplus	37,937
Retained earnings	389,970
Treasury stock	(570)
Other components of equity	(40,679)
Non-controlling interest	30,225

TOTAL EQUITY	459,541

TOTAL LIABILITIES AND EQUITY	897,634

CONSOLIDATED STATEMENT OF INCOME

(From January 1, 2016 to December 31, 2016)

(Unit: million yen)
ITEM	AMOUNT
Sales revenue	756,696
Cost of sales	(499,650)

Gross profit on sales	257,046
Selling, general and administrative expenses	(182,130)
Other income	3,930
Other expenses	(5,562)

Operating profit	73,284
Financial income	3,168
Financial expenses	(6,416)
Return from investment under the equity method	57

Profit before tax	70,093
Income tax expenses	(27,822)

Profit	42,271

Profit attributable to:
Owners of parent company	41,364
Non-controlling interests	907

Profit	42,271

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(From January 1, 2016 to December 31, 2016)

	(Unit: million yen)
	Equity attributable to owners of parent company
	Capital Stock	Capital Surplus	Retained Earnings	Treasury Stock	Other components of equity
					Currency translation differences of foreign operations
Balance as of January 1, 2016	42,658	37,916	360,143	(567)	(32,266)
Profit			41,364
Other comprehensive income					(17,391)

Total comprehensive income	—	—	41,364	—	(17,391)
Purchase of treasury stock				(3)
Disposal of treasury stock		0		0
Dividends			(15,739)
Change in ownership interests in subsidiaries that do not result in loss of control		21
Change in scope of consolidation
Transfer to retained earnings			4,202
Other increase and decrease

Total transactions with owners	—	21	(11,537)	(3)	—

Balance as of December 31, 2016	42,658	37,937	389,970	(570)	(49,657)

	Equity attributable to owners of parent company					Non- controlling interests	Total Equity
	Other components of equity				Total
	Cash flow hedges	Financial assets measured at fair value through other comprehensive income	Remeasurements of defined benefit plan	Total
Balance as of January 1, 2016	(578)	14,981	—	(17,863)	422,287	29,550	451,837
Profit				—	41,364	907	42,271
Other comprehensive income	312	(83)	(1,533)	(18,695)	(18,695)	(1,764)	(20,459)

Total comprehensive income	312	(83)	(1,533)	(18,695)	22,669	(857)	21,812
Purchase of treasury stock				—	(3)		(3)
Disposal of treasury stock				—	0		0
Dividends				—	(15,739)	(1,314)	(17,053)
Change in ownership interests in subsidiaries that do not result in loss of control				—	21	2,574	2,595
Change in scope of consolidation				—	—	272	272
Transfer to retained earnings		(5,735)	1,533	(4,202)	—		—
Other increase and decrease	81			81	81		81

Total transactions with owners	81	(5,735)	1,533	(4,121)	(15,640)	1,532	(14,108)

Balance as of December 31, 2016	(185)	9,163	—	(40,679)	429,316	30,225	459,541

Notes on Consolidated Financial Statements

(Notes on Significant Matters Forming the Basis for Preparation of the Consolidated Financial Statements)

1.	Basis for Preparation of the Consolidated Financial Statements

Effective from the consolidated fiscal year under review, the consolidated financial statements of the Group are prepared in accordance with the IFRS pursuant to the provisions of Article 120, Paragraph 1 of the Ordinance on Accounting of Companies. Pursuant to the provisions of the latter clause of the same paragraph, some disclosure items required under IFRS are omitted.

2.	Early Adoption of New Accounting Standards

The Group adopted IFRS 9, “Financial Instruments” (revised in July 2014) early from the date of transition (January 1, 2015).

3.	Matters Regarding the Scope of Consolidation

(1)	Number of consolidated subsidiaries: 73 companies

Names of major consolidated subsidiaries

Dunlop Tire Hokkaido Ltd.	Dunlop Sports Co., Ltd.

Dunlop Sports Marketing Co., Ltd.	P.T. Sumi Rubber Indonesia

Sumitomo Rubber (Thailand) Co., Ltd.	SRI USA, Inc.

Sumitomo Rubber USA, LLC	Sumitomo Rubber (Changshu) Co., Ltd.

Sumitomo Rubber (Hunan) Co., Ltd.	Sumitomo Rubber (China) Co., Ltd.

Sumitomo Rubber Do Brasil Ltda.	Sumitomo Rubber South Africa (Pty.) Ltd.

Sumitomo Rubber AKO Lastik Sanayi ve Ticaret A.Ş.

Roger Cleveland Golf Company, Inc.

Dunlop Goodyear Tires Ltd. was excluded from the scope of consolidation due to its merger with the Company. SRITP Limited and its four wholly-owned subsidiaries were also excluded from the scope of consolidation due to the completion of their liquidation proceedings.

Kuo Chu Rubber Co., Ltd., which used to be an affiliate of the Company, was included in the scope of consolidation, as the Company has acquired 50% of its total number of issued shares and it is considered that there is a substantial controlling relationship between the Company and Kuo Chu Rubber.

(2)	Matters regarding fiscal years, etc. of consolidated subsidiaries

For consolidated subsidiaries having a fiscal closing date that differs from the consolidated fiscal closing date, a provisional settlement of accounts is carried out as of the consolidated fiscal closing date, and such accounts are incorporated into the consolidated financial statements of the Company to improve the accuracy of the consolidated financial information disclosed.

4.	Matters Regarding Application of the Equity Method

Number of affiliates accounted for using the equity method: 3 companies

Major companies:

Sumitomo Electric Tochigi Co., Ltd.	Naigai Rubber Industry Co., Ltd.

5.	Matters Regarding Accounting Processing Standards

(1)	Basis and method for valuation of significant assets

A.	Non-derivative financial assets

(i)	Classification

The Group classifies non-derivative financial assets into financial assets measured at amortized cost, financial assets measured at fair value through other comprehensive income, and financial assets measured at fair value through net profit or loss.

(Financial assets measured at amortized cost)

Financial assets are classified as financial assets measured at amortized cost if the following conditions are met:

•	The financial asset is held based on a business model whose objective is to hold assets in order to collect contractual cash flows.

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely for payments of principal and interest on the principal amount outstanding.

(Financial assets measured at fair value through other comprehensive income)

(a) Debt instruments measured at fair value through other comprehensive income

Financial assets are classified as debt instruments measured at fair value through other comprehensive income if the following conditions are met:

•	The financial asset is held based on a business model whose objective is achieved by both collecting contractual cash flows and selling the financial asset.

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely for payments of principal and interest on the principal amount outstanding.

(b) Equity instruments measured at fair value through other comprehensive income

Of the financial assets other than financial assets measured at amortized cost or debt instruments measured at fair value through other comprehensive income, the Group made an irrevocable choice at initial recognition to present, in other comprehensive income, any subsequent changes in the fair values of investments in any and all equity instruments which are not held for sale.

The Group applies the exemption under IFRS 1 and designates investments in equity instruments at fair value through other comprehensive income, based on the facts and circumstances that exist as of the date of transition to IFRS.

(Financial assets measured at fair value through net profit or loss)

Financial assets other than financial assets measured at amortized cost or financial assets measured at fair value through other comprehensive income are classified as financial assets measured at fair value through net profit or loss. The Group does not designate investments in any debt instruments as measured at fair value through net profit or loss in order to eliminate or significantly reduce any accounting mismatch.

(ii)	Initial recognition and measurement

The Group initially recognizes trade and other receivables on the day they accrue. All other financial assets are initially recognized on the transaction date when the Group becomes a party to the contract concerning the financial assets. All financial assets are initially measured at fair value plus transaction costs, except when they are classified into financial assets measured at fair value through net profit or loss.

(iii)	Subsequent measurement

After initial recognition, financial assets are measured according to the classifications described below.

(Financial assets measured at amortized cost)

Financial assets measured at amortized cost are measured using the effective interest method.

(Financial assets measured at fair value through other comprehensive income)

(a)	Debt instruments measured at fair value through other comprehensive income

Except for impairment gains and losses and foreign exchange gains and losses, changes in fair values of debt instruments measured at fair value through other comprehensive income are recognized as other comprehensive income until they are derecognized. If such debt instruments are derecognized, other comprehensive income recognized in the past is transferred to net profit or loss.

(b)	Equity instruments measured at fair value through other comprehensive income

Changes in fair values of equity instruments measured at fair value through other comprehensive income are recognized as other comprehensive income. If such equity instruments are derecognized or fair value decreases significantly, other comprehensive income recognized in the past is directly transferred to retained earnings. Dividends from such equity instruments are recognized in net profit or loss.

(Financial assets measured at fair value through profit or loss)

Financial assets measured at fair value through profit or loss are measured at fair value after initial recognition, and the changes are recognized in net profit or loss.

(iv)	Impairment of financial assets

The Group recognizes an allowance for doubtful accounts for expected credit losses on financial assets measured at amortized cost.

(Determining significant increases in credit risk)

At the end of each reporting period, the Group compares the risk of a default occurring on a financial asset as of the end of the reporting period with the risk of a default occurring at the date of initial recognition and assesses whether the credit risk on the financial asset has increased significantly after the initial recognition.

The Group determines whether the credit risk on the financial asset has increased significantly based on the changes in the risk of a default after the initial recognition. In assessing whether there is any change in the risk of default, the Group takes into account the following matters:

•	Significant change in a credit risk rating of the financial asset by external rating agencies;

•	Downgrading of an internal credit risk rating;

•	Deterioration of the borrower’s operating results; and

•	Past due information

(Measurement of expected credit loss)

Expected credit loss is the present value of the difference between the contractual cash flows the Group has a right to receive pursuant to a contract and the cash flows expected to be received by the Group. If the credit risk on a financial asset increases significantly after initial recognition, the Group measures the allowance for doubtful accounts for the financial asset at an amount equal to the lifetime expected credit loss. If the credit loss does not increase significantly, the Group measures the allowance for doubtful accounts for that financial asset at an amount equal to a 12-month expected credit loss.

Notwithstanding the above, the Group measures the allowance for doubtful accounts at an amount equal to lifetime expected credit losses for trade receivables that do not contain a significant finance component.

The provision for the allowance for doubtful accounts for financial assets is recognized in net profit or loss. In case any event occurs that reduces the allowance for doubtful accounts, the reversal of the allowance for doubtful accounts is recognized in net profit or loss.

(v)	Derecognition of financial assets

Financial assets are derecognized if the contractual rights to cash flows expire or are transferred, or substantially all risks and rewards of ownership are transferred.

If the Group has no reasonable expectations of recovering all or part of the value of a financial asset, the Group directly reduces the gross carrying amount of the financial asset.

B.	Derivatives and hedge accounting

The Group uses derivatives such as foreign exchange contracts and interest rate swaps to hedge foreign exchange risk and interest rate risk. The derivatives are initially measured at fair value at the date when the derivative contract is entered into, and are also subsequently measured at fair value.

Accounting treatment for changes in the fair value of derivatives are determined according to hedging purposes and designation when the derivatives are designated as qualified hedging instruments. Changes in the fair value of derivatives are recognized in net profit or loss when the derivatives are not designated as qualified hedging instruments.

(i)	Qualifying criteria for hedge accounting

The Group evaluates whether hedging relationships fulfill the qualifying criteria of hedge accounting by documenting the relation of hedging instruments and hedged items, as well as risk management purpose and strategy of the hedging activity from the commencement of the hedge. Whether the effectiveness of the hedge is fulfilled is also evaluated and documented on a continual basis from the commencement of the hedge, for offsetting derivatives used in hedge activities with the fair values of hedged items or changes in cash flow. Hedge effectiveness is continuously judged at the earlier of each fiscal year end or at the occurrence of a significant change that impacts hedge effectiveness.

(ii)	Accounting treatment for qualifying hedging relationship

Hedging relationships that meet qualifying criteria for hedge accounting are accounted for as follows.

(Fair value hedges)

Changes in the fair value of hedging instruments are recognized in net profit or loss. Changes in the fair value of hedged items are recognized in net profit or loss, while adjusting the carrying amounts of the hedged items.

(Cash flow hedges)

For changes in the fair value of hedging instruments, the effective portion of the cash flow hedge reserve is recognized as other comprehensive income, and any reserve other than the effective portion of the hedge is recognized in net profit or loss.

If a hedged forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability, the Group directly transfers the cash flow hedge reserve to the initial cost or other carrying amount of the asset or liability.

Cash flow hedge reserve on cash flow hedges other than those stated above is reclassified to net profit or loss in the same period during which hedged expected future cash flows affect net profit or loss.

However, if that amount is a loss and the Group expects that all or a portion of that loss will not be recovered in future periods, the Group immediately reclassifies the amount that is not expected to be recovered into net profit or loss.

When the Group discontinues hedge accounting, if the hedged future cash flows are still expected to occur, the cash flow hedge reserve remains in the reserve until the future cash flows occur; if the hedged future cash flows are no longer expected to occur, the cash flow hedge reserve is immediately reclassified into net profit or loss.

C.	Inventories

Inventories are measured at the lower of acquisition cost and net realizable value. The acquisition cost of inventories is determined principally with the gross average method and comprises all costs of purchase, costs of conversion, and other costs incurred in bringing inventories to their present location and condition. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and related variable selling costs.

(2)	Valuation basis and method and depreciation or amortization method for tangible fixed assets and intangible assets

A.	Tangible fixed assets

All tangible fixed assets are stated at acquisition cost less accumulated depreciation and accumulated impairment loss. Acquisition cost includes any costs directly attributable to the acquisition of assets, the dismantlement, removal or restoration of land, and borrowing costs directly attributable to the acquisition or construction of qualified assets or production.

Expenditures after acquisition are included in the carrying amount of the asset or recognized as a separate asset where appropriate, if it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced portion is derecognized. All other costs relating to repairs and maintenance are recognized as net profit or loss when they are incurred.

Tangible fixed assets other than land and construction in progress are depreciated using the straight-line method over the estimated useful lives of individual assets.

The estimated useful lives of major tangible fixed assets are as follows:

•	Buildings and structures:	2 to 60 years

•	Machinery, equipment and vehicles:	2 to 20 years

•	Tools, furniture and fixtures:	1 to 20 years

The depreciation methods, residual values, and estimated useful lives of tangible fixed assets are reviewed at the end of each reporting period. If any changes are made, such changes are applied prospectively as changes in accounting estimates.

B.	Intangible assets

(i)	Goodwill

Goodwill arising on the acquisition of subsidiaries is included in intangible assets.

Goodwill is measured at acquisition cost less accumulated impairment loss.

The Company does not amortize goodwill, but tests for impairment. Impairment of goodwill is described in “(4) Other important matters for preparation of the consolidated financial statements, B. Impairment of non-financial assets.”

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at fair value at the acquisition date, and are amortized using the straight-line method over their estimated useful lives, except for those intangible assets with indefinite useful lives.

(ii)	Other intangible assets

Other intangible assets with definite useful lives acquired individually are recorded at acquisition cost, net of accumulated amortization and accumulated impairment loss, and amortized using the straight-line method over their estimated useful lives. Intangible assets with indefinite useful lives are recorded at acquisition cost, net of accumulated impairment loss.

The estimated useful lives of major intangible assets are as follows:

•	Software:	3 to 5 years

The amortization methods, residual values, and estimated useful lives of assets are reviewed at the end of each consolidated fiscal year. If any changes are made, such changes are applied prospectively as changes in accounting estimates.

C.	Leases

The Group classifies a lease that transfers substantially all the risks and rewards incidental to ownership of an asset to the Group as a finance lease and a lease other than a finance lease as an operating lease.

In finance lease transactions, leased assets and lease obligations are initially recognized at the lower of the fair value of the leased property or the present value of the total minimum lease payments, each determined at the inception of the lease. After the initial recognition, leased assets are depreciated using the straight-line method over the shorter of their estimated useful lives and the lease terms based on the accounting policies applied to the assets.

Lease payments under operating leases are recognized as expenses in the consolidated statement of income using the straight-line method over the lease term.

(3)	Basis for recording significant provisions

Provisions are recognized when the Group has present legal or constructive obligations as a result of past events, it is probable that outflows of economic resources will be required to settle such obligations, and the amounts of such obligations can be reasonably estimated.

If the time value of money is material, the amount of a provision is measured at the present value of the expenditures expected to be required to settle the obligations. In calculating present value, the Group uses the pretax discount rate reflecting the current market assessment of the time value of money and the risks specific to the liability. The increase in the provisions due to the passage of time is recognized as financial expenses.

Provision for loss on voluntary recall of products	For direct recalling expenses and related expenses for voluntarily recalling products, an amount of loss reasonably estimated to be incurred in or after the consolidated fiscal year under review is recorded.

Provision for sales returns	For losses from the return of tires, the estimated amount for the return of products based on the actual return rate of the products in the past is recorded.

Asset retirement obligations	Asset retirement obligations are recorded for the estimated restoration costs for the leased offices and buildings. These expenses are primarily expected to be paid after the elapse of one year or more, which is subject to changes due to future business plans, etc.

(4)	Other important matters for the preparation of the consolidated financial statements

A.	Foreign currency translation

(i)	Foreign currency transactions

The financial statements of each company of the Group are prepared using a functional currency, which is the currency of the primary economic environment in which the company operates.

A foreign currency transaction is translated into the functional currency of each company of the Group using the exchange rate prevailing at the dates of the transactions, or a rate that approximates such exchange rate.

Monetary assets and liabilities denominated in foreign currencies at the end of the reporting period are translated into the functional currency at the exchange rate prevailing at the end of the reporting period, and the translation differences which arise from the translation or settlement are recognized as net profit or loss; provided, however, that translation differences arising from financial assets measured through other comprehensive income and cash flow hedges are recognized as other comprehensive income.

(ii)	Foreign operations

Assets and liabilities of foreign operations are translated into Japanese yen using the exchange rate at the end of the reporting period. Unless exchange rates saw significant fluctuations during the consolidated fiscal period, income and expenses of foreign operations are translated into Japanese yen at the average exchange rate during the period. Exchange translation differences arising from the translation of financial statements of foreign operations are recognized in other comprehensive income, and such differences are included in other components of equity as “Currency translation differences of foreign operations.”

The Group applies exemptions under IFRS 1, and all cumulative translation differences of foreign operations that existed at the transition date are transferred to retained earnings.

B.	Impairment of non-financial assets

Tangible fixed assets and intangible assets are tested for impairment when there is an indication that the carrying amount of the asset may not be recovered due to an event or a change in circumstances. If the carrying amount of the asset exceeds the recoverable amount, an impairment loss is recognized. The recoverable amount of an asset is the higher of the value in use and the fair value less the costs to sell the asset. In determining the value in use, estimated future cash flows are discounted to the present value, using discount rates that reflect the time value of money and the risks specific to the asset. To test assets for impairment, assets are grouped into the smallest unit (cash-generating unit) in which independently identifiable cash flows exist.

An intangible asset that has an indefinite useful life or is not yet available for use is not subject to amortization, but is tested for impairment on a yearly basis in which the recoverable amount of such asset is estimated and compared to its carrying amount.

Goodwill is also tested for impairment on a yearly basis. The carrying amount of goodwill is the acquisition cost less the accumulated impairment loss. For the purpose of impairment testing, goodwill is allocated to each of the cash-generating units, or groups of cash-generating units, that is expected to benefit from the synergies of the business combination.

For tangible fixed assets and intangible assets other than goodwill for which an impairment loss has been recognized, the possibility of whether the impairment loss may be reversed is assessed at the end of each reporting period.

C.	Employee benefits

(i)	Short-term employee benefits

Short-term employee benefits are recognized as expenses when the related service is rendered, on an undiscounted basis. For bonuses and costs for paid absences, if the Group owes legal and constructive payment obligations and the amounts of payment obligations can be reliably estimated, the estimated amounts to be paid in accordance with relevant regulations are recognized as liabilities.

(ii)	Post-employment benefits

(a)	Defined benefit plan

The Company and some subsidiaries have adopted defined benefit plans.

An asset or liability recognized related to a defined benefit plan is classified by plan and recognized at the amount of the present value of defined benefit obligations as of the end of the reporting period less the fair value of the plan assets. Defined benefit obligations are calculated by independent pension actuaries on a yearly basis using the projected unit credit method. Regarding the discount rate, a discount period is determined based on the period until the expected date of future benefit payment in each fiscal year, and the discount rate is determined by reference to market yields on high quality corporate bonds at the end of the reporting period corresponding to the discount period.

Actuarial differences that result from changes in experience adjustments and actuarial assumptions are recorded in other comprehensive income and immediately transferred to retained earnings in the period in which they arise.

Past service costs are recognized as net profit or loss in the period in which they arise.

(b)	Defined contribution plan

The Company and some subsidiaries have adopted defined contribution plans. With regard to the payments for retirement benefit of defined contribution plans, no additional payment obligation accrues as long as contributions are made, and such contributions are recognized as employee benefits expenses at the payment due date.

(iii)	Other long-term employee benefits

Obligations with respect to long-term employee benefits other than retirement benefits are calculated by estimating the future amount of benefits that employees will have earned as consideration for their services provided in the current and prior fiscal years and discounting such amount to the present value.

D.	Revenue recognition

Revenue comprises the consideration received or the fair value of the receivable from the sale of goods and the rendering of services in the ordinary activities of the Group. Revenue is recognized as follows:

(i)	Sale of goods

Revenue from the sale of goods is recognized when the Group: has transferred to the customer the significant risks and rewards of ownership of the goods; retains neither continuing managerial involvement associated with the goods sold nor effective control over the goods sold; it is probable that economic benefits associated with the transaction will flow into the Group; and the amounts of costs incurred and revenue in respect of the transaction can be reliably measured. In concrete terms, revenue is recognized at the shipping date, delivery date, or at completion of the inspection conducted by the customer, according to the timing when the significant risks and rewards of ownership of the goods are transferred to the customer.

Revenue from the sale of goods is usually measured at the fair value of the consideration received or receivable by the Group that is determined by agreement between the Group and the buyer or user of the asset. Sales discounts and sales rebates are reasonably estimated based on past results and deducted from sales.

(ii)	Rendering of services

When it is probable that the economic rewards associated with a transaction of the rendering of services will flow into the Group; the amounts of costs incurred in relation to the transaction or costs required to complete the transaction and the amount of revenue can be reliably measured; and stages of progress of the transaction can be reliably measured at the end of the reporting period, revenue from the rendering of services is recognized according to such stages.

(iii)	Royalty income

The Group has concluded license agreements that allow third parties to manufacture products and use technologies. Royalty income associated with these agreements is recognized on an accrual basis in accordance with the substance of the relevant license agreement.

(iv)	Interest income

Interest income is recognized using the effective interest rate method. If loans and receivables are impaired, the carrying amounts are reduced to recoverable amounts. Recoverable amounts are calculated by discounting estimated future cash flows using the initial effective interest rate for the financial instruments. Interest income on impaired loans and receivables are recognized using the initial effective interest rate.

(v)	Dividend income

Dividend income is recognized when the right to receive the dividend payment is established.

E.	Accounting policies for consumption taxes

Transactions subject to consumption taxes are recorded at an amount exclusive of consumption taxes.

F.	Adoption of the consolidated taxation system

The Company and its consolidated subsidiaries have adopted the consolidated taxation system.

(Notes on Consolidated Statement of Financial Position)

1.	Allowance for doubtful accounts directly deducted from assets

	Trade and other receivables	2,385 million yen

	Other financial assets (non-current assets)	930 million yen

2.	Accumulated depreciation and accumulated impairment loss of property, plant and equipment	620,675 million yen

(Notes on Consolidated Statement of Changes in Equity)

1.	Class and total number of issued shares at the end of the consolidated fiscal year under review

Common stock 263,043,057 shares

2.	MattersRegarding Dividends

(1)	Dividends paid
Dividends paid based on the resolution of the 124th Ordinary General Meeting of Shareholders held on March 30, 2016

	Class of shares	Common stock

	Total amount of dividends	7,870 million yen

	Dividends per share	30 yen

	Record date	December 31, 2015

	Effective date	March 31, 2016

Dividends paid based on the resolution of the Board of Directors’ meeting held on August 8, 2016

	Class of shares	Common stock

	Total amount of dividends	7,870 million yen

	Dividends per share	30 yen

	Record date	June 30, 2016

	Effective date	September 7, 2016

(2)	Dividends for which the record date falls in the consolidated fiscal year under review but the effective date falls in the following fiscal year
Dividends for which the resolution is scheduled to be proposed at the 125th Ordinary General Meeting of Shareholders to be held on March 29, 2017

	Class of shares	Common stock

	Source of dividends	Retained earnings

	Total amount of dividends	6,558 million yen

	Dividends per share	25 yen

	Record date	December 31, 2016

	Effective date	March 30, 2017

(Notes on Financial Instruments)

1.	Matters Regarding the State of Financial Instruments

The Group’s business activities are affected by the business environment in which it operates and the financial market environment. Financial instruments held or undertaken by the Group in the course of its business activities are exposed to specific risks including the following: (1) credit risk; (2) liquidity risk; and (3) market risk (foreign exchange risk, share price fluctuation risk, and interest rate risk).

(1)	Credit risk

In accordance with the Group’s credit management regulations, the sales department of each business division of the Group regularly monitors the status of trade receivables of major business partners and manages the payment due date and the balance of credit of each business partner, in order to quickly identify and reduce possible uncollectible accounts arising from a deterioration in the financial position, etc. of business partners. The Company also manages trade receivables of consolidated subsidiaries in accordance with its credit management regulations.

Trade receivables are owed to a large number and broadly spread range of customers. The Group does not have exposure to significant credit risk from a single business partner or a comparable customer group, and no single customer has trade receivables that account for 10% or more of the total financial assets of the Group as of the end of the fiscal year under review.

The Group deposits surplus funds with financial institutions and uses derivative financial instruments issued by financial institutions, etc. to reduce risks associated with business. The Group makes deposits and participates in transactions involving derivative financial instruments only with financial institutions having a high credit rating, and considers that it is not at present exposed to significant credit risks associated with such transactions.

(2)	Liquidity risk

The Group makes short-term loans payable principally to finance working capital, and undertakes long-term loans payable and bonds payable principally to finance capital investment. These, combined with obligations such as notes and accounts payable-trade, expose the Group to liquidity risk which may make it unable to perform these obligations. The Group manages such liquidity risk by preparing and updating an appropriate fund plan based on the forecasted plan of cash flows required for settlement and by maintaining liquidity on hand.

(3)	Market risk

A.	Foreign exchange risk

The Group operates businesses globally, and sells products, etc., manufactured by the Company and each subsidiary, overseas. As a result, the Group is exposed to foreign currency fluctuation risk (hereinafter referred to as “foreign currency risk”) arising from translating foreign-currency-denominated trade receivables, etc. from transactions conducted by the Company and each subsidiary in currencies other than the functional currency into the functional currency using the exchange rate prevailing at the end of the reporting period.

In addition, the Group is exposed to foreign currency risk associated with foreign-currency-denominated trade payables from imports of some raw materials and other foreign-currency-denominated payables. However, the total amount of such payables is constantly within the range of the balance of trade receivables, etc. denominated in the same currencies; therefore, such foreign currency risk can be offset with foreign exchange risk arising from foreign-currency-denominated trade receivables, etc.

The foreign currency risk of the Group mainly arises from fluctuations in the exchange rates of the U.S. dollar and the euro against the yen. The Company and some of its consolidated subsidiaries monitor the monthly balance of foreign-currency-denominated trade receivables and payables by currency and, as a general rule, hedge foreign exchange risk by entering into forward-exchange contracts for the balance of foreign-currency-denominated trade receivables and payables. In the case of the status of the exchange rate requiring so, the Group also enters into forward-exchange contracts for the net amount of foreign-currency-denominated trade receivables and payables that are expected to arise definitely from forecast transactions on exports and import activities. In addition, the Company and some of its consolidated subsidiaries conduct currency swap transactions, etc. to reduce the risk of foreign exchange fluctuations regarding foreign-currency-denominated receivables and payables other than trade receivables and payables.

The Group uses derivative transactions solely for the purpose of hedging risks and does not engage in speculative transactions.

B.	Share price risk

Equity instruments owned by the Group mainly comprise shares of companies with which the Group has business relationships. Therefore, such equity instruments are owned in order to maintain and strengthen financial and finance transactions, or to expand business mutually and enhance transactional relationships, but not to trade the same in a short span of time. As a result, the Group is exposed to the risk of price fluctuations in equity instruments. The Group regularly monitors the market value of equity instruments and the financial conditions of issuers (business partners) and reviews the status of holdings of equity instruments on a continual basis.

C.	Interest rate risk

The risk of fluctuations in the fair values of financial instruments or future cash flows from financial instruments arising from fluctuations in market interest rates is defined as interest rate risk. The Group is exposed to interest rate risk, mainly in relation to liabilities including loans payable and bonds payable and claims including interest-bearing deposits. Since the amounts of interest are subject to the effects of fluctuations in market interest rates, the Group is exposed to interest rate risk from fluctuations in future cash flows of interest.

The Group procures funds by issuing bonds payable at fixed rates with the main purpose of controlling the increase in future interest payments caused by higher interest rates. When the Group procures long-term loans payable under floating rate terms, the Group, in principle, enters into interest rate swap contracts with financial institutions under which the Group receives interest at floating rates while paying interest at fixed rates, thereby substantially fixing the financing interest rate and stabilizing cash flows.

Regarding parts of loans with fixed rates, the Group has entered into interest rate swap contracts with financial institutions under which the Group receives interest at floating rates, while paying interest at fixed rates in order to hedge the risk of fair value fluctuations on loans caused by future interest rate fluctuations.

2.	Matters regarding market values, etc. of financial instruments

The fair values of financial assets and financial liabilities and their carrying amounts recorded in the consolidated statement of financial position as of December 31, 2016 are as follows:

		(Unit: million yen)
	Carrying amount	Fair value
Financial assets
Financial assets measured at fair value through net profit or loss
Derivatives not accounted for using hedge accounting	3,503	3,503
Loans	1,051	1,051

Financial assets measured at fair value through other comprehensive income
Derivatives accounted for using hedge accounting	1,492	1,492
Equity instruments	22,403	22,403

Financial assets measured at amortized cost
Cash and cash equivalents	66,492	66,492
Trade and other receivables	182,855	182,855
Other financial assets	16,611	16,611

Total	294,407	294,407

Financial liabilities
Financial liabilities measured at fair value through net profit or loss
Derivatives accounted for using hedge accounting	10	10
Derivatives not accounted for using hedge accounting	466	466

Financial liabilities measured at fair value through other comprehensive income
Derivatives accounted for using hedge accounting	1,026	1,026

Financial liabilities measured at amortized cost
Trade and other payables	120,236	120,236
Bonds payable and loans payable	198,612	200,438
Lease obligations	5,699	5,867

Total	326,049	328,043

Fair value measurement method

The Group determines the fair values of financial assets and financial liabilities using the following methods: the fair values of financial instruments with market prices available are measured at market price; and the fair values of financial instruments with no market values available are estimated using an appropriate valuation method.

(1)	Cash and cash equivalents, trade and other receivables, trade and other payables, and short-term loans payable

As the period up to the maturity thereof is short, the carrying amounts thereof are reasonably approximate to their respective fair values.

(2)	Bonds payable and long-term loans payable

The fair values of bonds payable and long-term loans payable are calculated based on the method in which the total amounts of principal and interest are discounted at the interest rate which is expected for a new similar borrowing.

(3)	Derivatives

The fair values of derivatives are determined based on the prices presented by counterparty financial institutions.

(4)	Other financial assets, etc.

Of other financial assets, current items are settled within a short period and their carrying amounts are reasonably approximate to their respective fair values. The fair values of marketable securities are determined based on their market prices.

The fair values of other financial instruments are determined using other valuation techniques, such as the discounted cash flow analysis.

(Notes on per share information)

Equity per share attributable to owners of parent:	1,636.63 yen

Basic earnings per share:	157.69 yen

(Notes on significant subsequent events)

Business combination by means of acquisition

At the meeting of the Board of Directors of the Company held on December 27, 2016, the Company resolved to acquire all of the shares of Micheldever Group Ltd. from the private equity fund, Graphite Capital Management LLP, and other companies holding the shares of the said company, in order to make the said company a consolidated subsidiary of the Company. The Company concluded the share transfer agreements on January 5, 2017 and acquired all the shares on February 10, 2017.

1.	Overview of the business combination

(1)	Name of acquired company and its business

Name of acquired company:	Micheldever Group Ltd. and its subsidiaries

Business:	Wholesale and retail sale of automobiles, motorcycles, tires for agricultural machinery, and auto supplies, etc.

(2)	Main reason for business combination

To enhance the presence of the Falken brand in the U.K. market as a step toward actively increasing production and implementing measures to expand sales in the European market.

(3)	Date of business combination

February 10, 2017

(4)	Legal form of business combination

Acquisition of shares in exchange for cash payment

(5)	Name of acquired company after business combination

The name of the acquired company was not changed after the business combination.

(6)	Ratio of voting rights acquired

Voting right ratio before acquisition:	0%

Voting right ratio after acquisition:	100%

(7)	Main basis behind the determination of the acquiring company

On the basis that the Company acquired 100% of the voting rights of Micheldever Group Ltd. by means of acquisition of shares in exchange for cash.

2. Consideration paid as of the acquisition date

Fair value of consideration paid:	22,424 million yen

There is no contingent consideration.

The fair value of the consideration paid includes the consideration for the acquisition of the shares of Micheldever Group Ltd. which is paid to the companies holding the shares, as well as the repayment amount of the liabilities which Micheldever Group Ltd. had incurred from those companies.

At this point, goodwill and fair values of assets acquired and liabilities assumed have not been determined.

NON-CONSOLIDATED BALANCE SHEET

(As of December 31, 2016)

(Unit: million yen)
ITEM	AMOUNT
ASSETS
CURRENT ASSETS:	243,617
Cash and deposits	8,429
Notes receivable-trade	7,937
Accounts receivable-trade	140,842
Merchandise and finished goods	18,392
Work in process	2,281
Raw materials and supplies	16,368
Deferred tax assets	3,081
Accounts receivable-other	14,869
Short-term loans receivable	25,234
Other	6,434
Allowance for doubtful accounts	(250)

FIXED ASSETS:	421,519
TANGIBLE FIXED ASSETS:	107,358
Buildings	31,730
Structures	2,760
Machinery and equipment	34,633
Vehicles	397
Tools, furniture and fixtures	10,450
Land	18,748
Leased assets	2,761
Construction in progress	5,879
INTANGIBLE FIXED ASSETS:	12,070
Trademark rights	846
Software	10,203
Leased assets	858
Other	163
INVESTMENTS AND OTHER ASSETS:	302,091
Investment securities	18,514
Stocks of subsidiaries and associates	263,071
Long-term loans receivable	33
Long-term prepaid expenses	1,740
Guarantee deposits	2,443
Prepaid pension costs	15,433
Other	1,652
Allowance for doubtful accounts	(240)
Provision for loss on investments of subsidiaries and associates	(555)
TOTAL ASSETS	665,136

(Unit: million yen)
ITEM	AMOUNT
LIABILITIES
CURRENT LIABILITIES:	210,515
Notes payable-trade	2,862
Accounts payable-trade	57,251
Current portion of bonds payable	5,000
Short-term loans payable	39,245
Current portion of long-term loans payable	10,155
Lease obligations	1,261
Accounts payable-other	34,856
Accrued expenses	4,688
Income taxes payable	8,732
Deposits received	43,138
Provision for bonuses	1,817
Provision for directors’ bonuses	115
Provision for sales rebates	117
Provision for loss on voluntary recall of products	370
Other	908
FIXED LIABILITIES:	145,613
Bonds payable	50,000
Long-term loans payable	78,125
Lease obligations	2,518
Deferred tax liabilities	5,577
Provision for retirement benefits	4,572
Asset retirement obligations	453
Other	4,368
TOTAL LIABILITIES	356,128
NET ASSETS
SHAREHOLDERS’ EQUITY:	300,288
Capital stock	42,658
Capital surplus:	38,661
Legal capital surplus	37,411
Other capital surplus	1,250
Retained earnings:	219,539
Legal retained earnings	4,536
Other retained earnings:	215,003
Reserve for advanced depreciation of fixed assets	2,720
Reserve for special depreciation	442
General reserve	74,842
Retained earnings brought forward	136,999
Treasury shares	(570)
VALUATION AND TRANSLATION DIFFERENCES:	8,720
Valuation difference on available-for-sale securities	8,420
Deferred gains or losses on hedges	300
TOTAL NET ASSETS	309,008
TOTAL LIABILITIES AND NET ASSETS	665,136

NON-CONSOLIDATED STATEMENT OF INCOME

(From January 1, 2016 to December 31, 2016)

	(Unit: million yen)
ITEM	AMOUNT
Net sales		431,200
Cost of sales		(300,729)

Gross profit		130,471
Selling, general and administrative expenses		(94,688)

Operating income		35,783
Non-operating income:
Interest and dividend income	21,325
Foreign exchange gains	1,737
Other	858	23,920

Non-operating expenses:
Interest expenses	(2,247)
Loss on valuation of derivatives	(2,325)
Other	(1,938)	(6,510)

Ordinary income		53,193

Extraordinary income:
Gain on sales of investment securities	8,066
Gain on extinguishment of tie-in shares	6,662
Gain on sales of fixed assets	29	14,757

Extraordinary losses:
Loss on voluntary recall of products	(710)
Loss on retirement of fixed assets	(431)
Loss on sales of fixed assets	(110)
Loss on liquidation of subsidiaries and associates	(91)
Impairment loss	(87)	(1,429)

Income before income taxes		66,521

Income taxes-current	(12,338)
Income taxes-deferred	(1,005)	(13,343)

Profit		53,178

NON-CONSOLIDATED STATEMENT OF CHANGE IN SHAREHOLDERS’ EQUITY

(From January 1, 2016 to December 31, 2016)

(Unit: million yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus
		Legal Capital Surplus	Other Capital Surplus	Total Capital Surplus
Balance at beginning of current period	42,658	37,411	1,250	38,661

Changes of items during the period:
Dividends of surplus
Net income
Increase of reserve for special depreciation due to change in tax rate
Reversal of reserve for special depreciation
Increase of reserve for advanced depreciation of fixed assets due to change in tax rate
Reversal of reserve for advanced depreciation of fixed assets
Purchase of treasury stock
Disposal of treasury stock			0	0
Net changes of items other than Shareholders’ Equity

Total changes of items during the period	—	—	0	0

Balance at end of current period	42,658	37,411	1,250	38,661

	(Unit: million yen)
	Shareholders’ Equity
	Retained Earnings						Treasury Stock	Total Shareholders’ Equity
	Legal Earned Earnings	Other Retained Earnings				Total Retained Earnings
		Reserve for Advanced Depreciation of Fixed Assets	Reserve for special depreciation	General Reserve	Retained earnings brought forward
Balance at beginning of current period	4,536	2,766	528	74,842	99,428	182,100	(567)	262,852

Changes of items during the period:
Dividends of surplus					(15,739)	(15,739)		(15,739)
Net income					53,178	53,178		53,178
Increase of reserve for special depreciation due to change in tax rate			10		(10)	—		—
Reversal of reserve for special depreciation			(96)		96	—		—
Increase of reserve for advanced depreciation of fixed assets due to change in tax rate		63			(63)	—		—
Reversal of reserve for advanced depreciation of fixed assets		(109)			109	—		—
Purchase of treasury stock							(3)	(3)
Disposal of treasury stock							0	0
Net changes of items other than Shareholders’ Equity

Total changes of items during the period	—	(46)	(86)	—	37,571	37,439	(3)	37,436

Balance at end of current period	4,536	2,720	442	74,842	136,999	219,539	(570)	300,288

	(Unit: million yen)
	Valuation and Translation Adjustments			Total Net Assets
	Valuation Difference on Available-For-Sale Securities	Deferred Gains or Losses on Hedges	Total Valuation and Translation Adjustments
Balance at beginning of current period	14,327	(11)	14,316	277,168

Changes of items during the period:
Dividends of surplus				(15,739)
Net income				53,178
Increase of reserve for special depreciation due to change in tax rate				—
Reversal of reserve for special depreciation				—
Increase of reserve for advanced depreciation of fixed assets due to change in tax rate				—
Reversal of reserve for advanced depreciation of fixed assets				—
Purchase of treasury stock				(3)
Disposal of treasury stock				0
Net changes of items other than Shareholders’ Equity	(5,907)	311	(5,596)	(5,596)

Total changes of items during the period	(5,907)	311	(5,596)	31,840

Balance at end of current period	8,420	300	8,720	309,008

Notes on Non-Consolidated Financial Statements

(Notes on Significant accounting policies)

1.	Valuation basis and valuation methods for assets

Shares of subsidiaries and affiliates	Stated at cost using the gross average method

Other securities

With market value	Stated at fair market value, based on market price, etc., as of the balance sheet date (with all unrealized gains or losses directly included as a component of net assets, and the cost of securities sold determined using the gross average method).

Without market value	Stated at cost using the gross average method.

Derivatives	Stated at fair market value.

Merchandise and finished goods	Stated at cost using the gross average method (The value stated in the balance sheet is calculated by reducing the book value based on the reduction in profitability).

Work in progress	Stated at cost using the gross average method (The value stated in the balance sheet is calculated by reducing the book value based on the reduction in profitability).

Raw materials and supplies	Mainly stated at cost using the gross average method (The value stated in the balance sheet is calculated by reducing the book value based on the reduction in profitability).

2.	Methods for depreciation of fixed assets

Tangible fixed assets (excluding leased assets)	Straight-line method Major useful lives are as follows: Buildings: 3 to 50 years Structures: 4 to 60 years Machinery and equipment: 3 to 17 years Tools, furniture and fixtures: 2 to 20 years

Intangible fixed assets (excluding leased assets)	Straight-line method For software for internal-use, the straight-line method based on the anticipated useful term (5 years) is adopted.

Leased assets

With respect to leased assets related to finance lease transactions which transfer ownership of properties to lessees, the depreciation method applicable to company-owned fixed assets is used.

With respect to leased assets related to finance lease transactions that do not transfer ownership of properties to lessees, the straight-line method is used in which the useful life is deemed equal to the lease term and the residual value is zero.

With regard to finance lease transactions that do not transfer ownership which commenced before December 31, 2008, an accounting treatment method similar to that related to ordinary lease transactions continues to be used.

3.	Calculation basis for provisions

Allowance for doubtful accounts	To allow for losses from bad debts, general loans are recorded in the amount calculated by a doubtful accounts ratio, and for certain loans such as loans that are anticipated to be unrecoverable, the anticipated unrecoverable amounts after considering the possibility of collecting each loan are recorded.

Provision for bonuses	To allow for regular payments of bonuses to employees, the estimated amount payable for the fiscal year ended December 31, 2016 is recorded.

Provision for directors’ bonuses	To allow for the payment of bonuses to officers, the estimated amount payable for the fiscal year ended December 31, 2016 is recorded based on the estimated payment amount.

Provision for retirement benefits

To allow for the retirement benefits of employees, the amount which is considered to have accrued as of the end of the fiscal year ended December 31, 2016 is recorded based on estimated retirement benefits obligations and pension assets at the end of the period.

Method of attributing estimated retirement benefits of service period of an employee’s service

To calculate retirement benefit obligations, the benefit formula basis method is used to allocate the estimated retirement benefits and service costs to the years of service by the end of the fiscal year ended December 31, 2016.

Method of amortization for actuarial gains or losses and prior service costs

Prior service costs are amortized using the straight-line method based on a fixed period (15 years) within the average remaining service period of employees at the time the liability is incurred. The actuarial gains or losses are amortized using the straight-line method from the following fiscal year on the basis of a fixed period (15 years) within the average remaining service period of employees at the time that liability is incurred.

Provision for sales rebates	To allow for sales discounts anticipated in the following period on sales of products in the current period, an anticipated amount is recorded.

Provision for investments in subsidiaries and affiliates	To allow for losses from investments in affiliates, the necessary amount is recorded in view of the financial positions of affiliates.

Provision for loss on voluntary recall of products	To allow for direct recalling expenses and related expenses for voluntarily recalled products, an amount reasonably estimated to be incurred after the end of the fiscal year ended December 31, 2016 is recorded.

4.	Other important matters for preparing financial statements

(1)	Accounting processing method for deferred assets

Corporate bond issuance expenses	All expenses are charged to expenses when incurred.

(2)	Method for hedge accounting

Method for hedge accounting

Deferred hedge accounting is adopted.

The allocation method is adopted for forward exchange contracts which fulfill the requirements of the allocation method. For interest rate swap transactions which fulfill the requirements of special exceptions of interest rate swaps, such special exceptions are adopted. For interest rate and currency swaps that fulfill the requirements for integrated accounting (special exception and allocation method), such integrated accounting methods are adopted.

Hedging instruments and hedged items	Hedging instruments:	Forward-exchange contracts Interest rate swap contracts Interest rate and currency swap contracts

	Hedged items:	Transactions to be contracted in a foreign currency loans payable with variable interest rates

Hedging policy	In accordance with the internal rules of the Company, hedging instruments are used to hedge against foreign exchange fluctuation risk and interest rate fluctuation risk.

Method for evaluating hedge effectiveness	Hedge effectiveness is evaluated by comparing cumulative market fluctuations or cash flow fluctuations of hedged items and hedging instruments, and is determined based on their fluctuation amounts, etc. for the period from the start of hedging until the evaluation of effectiveness.

(3)	Accounting method for retirement benefits

The accounting methods used for unrecognized actuarial gains or losses related to retirement benefits and unrecognized prior service costs differ from those used in the consolidated financial statements.

(4)	Accounting method for consumption taxes

Consumption taxes are calculated using the tax-exclusion method.

(5)	Adoption of consolidated taxation system

The consolidated taxation system is adopted.

(Notes on changes in accounting policy)

Effective from the fiscal year under review, the Company adopted the “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, September 13, 2013; hereinafter, the “Business Combinations Accounting Standard”) and the “Accounting Standard for Business Divestitures” (ASBJ Statement No. 7, September 13, 2013; hereinafter, the “Business Divestitures Accounting Standard”) and others. Accordingly, the Company’s accounting policies have been changed to expense acquisition-related costs in the fiscal year when they are incurred. In addition, the Company changed its accounting methods for business combinations to be performed at and after the beginning of the fiscal year under review to recognize an adjustment to the provisional amount arising from the finalization of the tentative accounting treatment relating to the allocation of acquisition cost in the financial statements for the fiscal year where the date of such business combination belongs. The Business Combinations Accounting Standard and others have been adopted in accordance with transitional treatments stipulated in Paragraph 58-2 (4) of the Business Combinations Accounting Standard and Paragraph 57-4 (4) of the Business Divestitures Accounting Standard, and these accounting standards have been adopted prospectively from the beginning of the fiscal year ended December 31, 2016.

These changes have no impact on the financial statements for the fiscal year ended December 31, 2016.

(Notes on the Balance Sheet)

1.	Total accumulated depreciation of tangible fixed assets	383,917	million yen

2.	Notes receivable-trade discounted	92	million yen

3.	Guarantee obligations	21,013	million yen

	Loan guarantee	19,367	million yen
	(in foreign currency)	16,300	thousand US dollars
		1,766,000	thousand Thai baht
		755,000	thousand Russian rubles
		35,000	thousand Indian rupees
		1,191,004	thousand South African rand
	Commitment to guarantee	1,646	million yen
	(in foreign currency)	508,000	thousand Thai baht

4.	Monetary balance with affiliates
	Short-term accounts receivables	143,984	million yen
	Long-term accounts receivables	14	million yen
	Short-term accounts payables	67,679	million yen
	Long-term accounts payables	12,570	million yen

5.	Method of treating notes receivable that mature at the end of the period

	The following notes, etc. are settled on the actual date of exchange of notes or the date of settlement.

	Notes receivable-trade	391	million yen
	Notes payable-trade, etc.	8,130	million yen
(Notes on the Statement of Income)

1.	Transactions with affiliates

	Operating transactions
	Sales	261,974	million yen
	Purchases, etc.	122,517	million yen
	Non-operating transactions	37,837	million yen

2.	Gain on extinguishment of tie-in shares

The gain on extinguishment of tie-in shares was recorded as a result of the absorption-type merger of Dunlop Goodyear Tires, Ltd., the Company’s consolidated subsidiary, by the Company, effective January 1, 2016.

3.	Impairment loss

The impairment losses on the following groups of assets were accounted for during the fiscal year ended December 31, 2016.

Use	Location	Type of assets	Impairment loss
			(million yen)
Idle assets	Izumiotsu City, Osaka Pref.	Buildings	54
Assets to be disposed of	Izumiotsu City, Osaka Pref.	Buildings, machinery, and equipment, etc.	33

For the purposes of managerial accounting, the Group divides assets into minimal units that generate cash flow largely independently. However, among assets for lease, idle assets with no prospects of being used and assets for which decisions were made at Board of Directors or executive management meetings to dispose of or to discontinue a related business, each property item of important assets to be disposed of is treated as a separate grouping unit.

Of these asset groups, the book value of the asset group which became idle and whose market value had fallen in the fiscal year ended December 31, 2016 was reduced to the recoverable amount, and the difference between the book value and the recoverable amount was recognized as an impairment loss. The breakdown of the impairment loss was 66 million yen for buildings and 21 million yen for machinery and equipment.

The recoverable amount of said asset groups is measured using net sales price, and assets, such as buildings and machinery and equipment, etc., whose sales prices are difficult to estimate are valued at memorandum value.

(Notes on the Statement of Changes in Equity)

Type and number of treasury shares at the end of the fiscal year ended December 31, 2016

Common shares: 726,168 shares

(Notes on Tax effect accounting)

1.	The breakdown of the major items that give rise to deferred tax assets and deferred tax liabilities are as follows. (Unit: million yen)

(Current)	Deferred tax assets	Sales incentive	1,159
		Accrued enterprise tax	707
		Provision for bonuses	560
		Loss on valuation of inventories	114
		Provision for loss on voluntary recall of products	114
		Social security contributions related to provision for bonuses	78
		Allowance for doubtful accounts	77
		Undisposed abandonment of inventories	20
		Others	385

		Total deferred tax assets	3,214
	Deferred tax liabilities	Deferred gains or losses on hedges	(133)

		Total deferred tax liabilities	(133)

		Deferred tax assets, net	3,081
(Fixed)	Deferred tax assets	Shares of affiliates	2,632
		Impairment loss on fixed assets	1,117
		Excess depreciation	174
		Provision for investments in affiliates	170
		Amortization of assets	118
		Asset retirement obligations	111
		Investment securities	104
		Allowance for doubtful accounts	73
		Others	587

		Sub-total of deferred tax assets	5,086
		Less valuation allowance	(3,831)

		Total deferred tax assets	1,255
	Deferred tax liabilities	Valuation difference on other securities	(3,618)
		Reserve for advanced depreciation of fixed assets	(1,199)
		Valuation difference on foreign currency denominated	(1,023)
		Provision for retirement benefits	(760)
		Others	(232)

		Total deferred tax liabilities	(6,832)

		Deferred tax liabilities, net	(5,577)

(Notes on Fixed assets used under lease agreement)

Finance lease, except for those where the ownership of leased properties to the lessee is found to be transferred

1.	Amounts equivalent to acquisition cost, accumulated depreciation, accumulated impairment loss, and balance at the end of the period of the leased items

	Amount equivalent to acquisition cost		Amount equivalent to accumulated depreciation		Amount equivalent to accumulated impairment loss		Amount equivalent to the balance at the end of the period
Machinery and equipment	2,226	million yen	1,695	million yen	355	million yen	176	million yen
Total	2,226	million yen	1,695	million yen	355	million yen	176	million yen

(Note)	The amount equivalent to acquisition cost of the lease items is calculated by including interest payable because the ratio of the amount equivalent to the balance of prepaid lease expenses at the end of the period to the balance of tangible fixed assets at the end of the period is low.

2.	Amount equivalent to the balance of prepaid lease expenses at the end of the period

Due within one year	138	million yen
Due later	43	million yen
Total	181	million yen

Accumulated impairment loss for leased assets at the end of the period	5	million yen

(Note)	The amount equivalent to the balance of prepaid lease expenses at the end of the period is calculated by including interest payable because its ratio to the balance of tangible fixed assets at the end of the period is low.

3.	Lease payments, reversal of accumulated impairment loss on leased assets, and amount equivalent to depreciation

Lease payments	221	million yen
Reversal of accumulated impairment loss on leased assets	61	million yen
Amount equivalent to depreciation	160	million yen

4.	Calculation method for the amount equivalent to depreciation

The accumulated depreciation is calculated using the straight-line method in which the useful life is deemed equal to the lease term and the residual value is zero.

(Notes on Transactions with related parties)

					(Unit: million yen)
Attribution	Name of company, etc.	Ratio of voting rights, etc. held by the Company (indirect ownership ratio)	Relationship with the related party	Description of transactions	Amount of transaction	Item	Balance at the end of the period
Subsidiaries	Domestic sales subsidiaries *Pleaserefer to the following for details.	*Please refer to the following for details.	Sales of automobile tires, provision of services, concurrent holding of positions by officers	Sales of tires, etc. (Note 1)	127,930	Accounts receivable- trade	54,869
				Deposit of funds (Note 4)	3,767	Deposits received	19,122
	Sumitomo Rubber North America, Inc.	100.0% directly held	Sales of automobile tires, provision of services, concurrent holding of positions by officers	Sales of tires, etc. (Note 3)	40,321	Accounts receivable- trade	19,867
				Deposit of funds (Note 4)	79	Deposits received	6,887
	Falken Tyre Europe GmbH	100.0% directly held	Sales of automobile tires, provision of services, concurrent holding of positions by officers	Sales of tires, etc. (Note 3)	20,581	Accounts receivable- trade	7,783
	Sumitomo Rubber Middle East FZE	100.0% directly held	Sales of automobile tires, provision of services, concurrent holding of positions by officers	Sales of tires, etc. (Note 3)	29,133	Accounts receivable- trade	11,847
	Sumitomo Rubber (Thailand) Co., Ltd.	100.0% directly held	Purchase of automobile tires, provision of services, concurrent holding of positions by officers	Purchase of tires, etc. (Note 2)	68,709	Accounts payable-trade	13,085
				Financing (Note 4)	2,380	Short-term loans receivable	9,319
				Guarantee obligations (Note 5)	7,007	—	—
	Sumitomo Rubber (Changshu) Co., Ltd.	100.0% indirectly held	Purchase of automobile tires, provision of services, concurrent holding of positions by officers	Loans payable (Note 6)	960	Long-term loans payable	10,056
	Sumitomo Rubber AKO Lastik Sanayi ve Ticaret A.Ş.	80.0% directly held	Purchase of automobile tires, provision of services, concurrent holding of positions by officers	Underwriting of capital increase (Note 7)	10,414	—	—
	Sumitomo Rubber South Africa (Pty) Limited	100.0% directly held	Purchase of automobile tires, provision of services, concurrent holding of positions by officers	Guarantee obligations (Note 5)	10,219	—	—

*	The names of companies included as domestic sales subsidiaries and the ratio of voting rights, etc. held by the Company are as follows:

Name of company, etc.	Ratio of voting rights, etc. held by the Company (ownership percentage)
Dunlop Tire Hokkaido Ltd.	100.0% directly held
Dunlop Tire Tohoku Ltd.	98.8% directly held
Dunlop Tire Kanto Ltd.	98.7% directly held
Dunlop Tire Chuo Ltd.	99.3% directly held
Dunlop Tire Chubu Ltd.	100.0% directly held
Dunlop Tire Hokuriku Ltd.	58.7% directly held
Dunlop Tire Kinki Ltd.	100.0% directly held
Dunlop Tire Chugoku Ltd.	98.9% directly held
Dunlop Tires Shikoku Ltd.	100.0% directly held
Dunlop Tires Kyushu Ltd.	100.0% directly held
Dunlop Motorcycle Corporation	100.0% directly held

Of the amounts stated above, the “Amount of transaction” does not include consumption taxes and the “Balance at the end of the period” includes consumption taxes.

Terms of transaction, the method for deciding the terms of transaction, etc.:

(Note 1)	Transaction price is determined through price negotiations conducted regularly based on the Company’s desired price determined after taking into account the market price and gross cost.
(Note 2)	Transaction price is determined by adding a certain margin to the estimated cost.
(Note 3)	Transaction price is determined using a calculation based on the market prices of the Company’s products.
(Note 4)	Financing and deposits pertain to the cash management system (CMS) and the rate of interest is reasonably determined by considering the market interest rate. The amount of transactions is the net increase (or decrease).
(Note 5)	Loans payable from banks (1,724,000 thousand Thai baht, 12,200 thousand US dollars, and 1,191,004 thousand South Africa rand) for subsidiaries were guaranteed, and the “Amount of transaction” is the balance at the end of December 2016.
(Note 6)	Regarding loans payable, the rate of interest is reasonably determined by considering the market interest rate. The amount of transaction is the net increase (or decrease).
(Note 7)	This means underwriting a capital increase conducted by the subsidiary through an allotment to shareholders.

(Notes on Per Share Information)

1. Net assets per share	1,178.00 yen
2. Net income per share	202.72 yen

(Notes on Significant Subsequent Events)

Descriptions are omitted since they are included in “Notes on Consolidated Financial Statements (Notes on Significant Subsequent Events)” in the Consolidated Financial Statements.

(Notes on Business Combination)

The Company resolved, at the meeting of the Board of Directors held on November 5, 2015, to absorb Dunlop Goodyear Tires Ltd., a consolidated subsidiary of the Company. The absorption took place on January 1, 2016.

1.	Summary of absorbed company, legal form of business combination, name of absorbed company after the business combination, and summary of transaction, including its objectives

(1)	Summary of absorbed company

(As of December 31, 2015)
Corporate name	Dunlop Goodyear Tires Ltd.
Content of business	Sales of domestic original equipment tires, etc.
Capital stock	1,080 million yen
Net assets	9,186 million yen
Total assets	28,341 million yen
Net sales	80,687 million yen

(2)	Legal form of business combination

An absorption-type merger with the Company being the surviving entity.

(3)	Name of absorbed company after business combination

Sumitomo Rubber Industries, Ltd.

2.	Summary of transaction, including its objectives

As a Group company, Dunlop Goodyear Tires Ltd. had been engaged in the sale of tires for the domestic original equipment market. The Company decided to implement an absorption-type merger of Dunlop Goodyear Tires for the purpose of concentrating management resources to further improve management efficiency and enhance the business operation structure.

3.	Summary of accounting treatment

This transaction was treated as a transaction under common control in accordance with the Accounting Standard for Business Combinations (ASBJ Statement No. 21, September 13, 2013) and the Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10, September 13, 2013).

Accounting Auditors Audit Report Concerning the Consolidated Financial Statements (Transcript)

INDEPENDENT AUDITORS AUDIT REPORT

February 24, 2017

To: The Board of Directors of Sumitomo Rubber Industries, Ltd.

KPMG AZSA LLC

Designated Limited Liability Member & Executive Member Kenichiro Kuroki (seal) Certified Public Accountant

Designated Limited Liability Member & Executive Member Hiroshi Tani (seal) Certified Public Accountant

Designated Limited Liability Member & Executive Member Takaaki Mitsui (seal) Certified Public Accountant

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the accompanying consolidated financial statements, which comprise the Consolidated Statement of Financial Position, the Consolidated Statement of Income, the Consolidated Statement of Changes in Equity, and the Notes on the Consolidated Financial Statements of Sumitomo Rubber Industries, Ltd. (the “Company”) applicable to the fiscal year from January 1, 2016 through December 31, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the latter part of the first paragraph of Article 120 of the Ordinance of Companies Accounting, which prescribes some omissions of disclosure items required by the International Financial Reporting Standards, and for designing and operating such internal controls as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditors. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures are selected and applied depending on the auditors’ judgment, based on the assessment of the risks of material misstatements in the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements, in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes an evaluation of the appropriateness of the accounting policies used, the method of application thereof, and the reasonableness of the accounting estimates made by management, as well as an evaluation of the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above, prepared with the omission of certain disclosure items required by the International Financial Reporting Standards in accordance with the latter part of the first paragraph of Article 120 of the Ordinance of Companies Accounting, present fairly, in all material respects, the financial position and results of operations of the Group, which consisted of the Company and consolidated subsidiaries, applicable to the fiscal year ended December 31, 2016.

Emphasis of Matter

As described in the notes on significant subsequent events in “Notes on the Consolidated Financial Statements,” the Company, as of February 10, 2017, acquired all of the shares in Micheldever Group Ltd.

These matters do not affect the independent auditors’ opinion.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

End

Accounting Auditors Audit Report (Transcript)

INDEPENDENT AUDITORS AUDIT REPORT

February 24, 2017

To: The Board of Directors of Sumitomo Rubber Industries, Ltd.

KPMG AZSA LLC

Designated Limited Liability Member & Executive Member Kenichiro Kuroki (seal) Certified Public Accountant

Designated Limited Liability Member & Executive Member Hiroshi Tani (seal) Certified Public Accountant

Designated Limited Liability Member & Executive Member Takaaki Mitsui (seal) Certified Public Accountant

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the accompanying non-consolidated financial statements, which comprise the Non-Consolidated Balance Sheet, the Non-Consolidated Statement of Income, the Non-Consolidated Statement of Changes in Shareholders’ Equity, the Notes on the Non-Consolidated Financial Statements, and the supplemental schedules of Sumitomo Rubber Industries, Ltd. (the “Company”) applicable to the fiscal year from January 1, 2016 through December 31, 2016.

Management’s Responsibility for the Non-Consolidated Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements and the supplemental schedules in accordance with accounting standards generally accepted and recognized as fair and appropriate in Japan, and for designing and operating such internal controls as management determines are necessary to enable the preparation and fair presentation of non-consolidated financial statements and supplemental schedules that are free from material misstatements, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the non-consolidated financial statements and the supplemental schedules based on our audit as independent auditors. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the supplemental schedules are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the supplemental schedules. The procedures are selected and applied depending on the auditors’ judgment, based on an assessment of the risks of material misstatements in the non-consolidated financial statements and the supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditors consider internal controls relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements and the supplemental schedules, in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes an evaluation on the appropriateness of accounting policies used, the method of application thereof, and the reasonableness of the accounting estimates made by management, as well as an evaluation of the overall presentation of the non-consolidated financial statements and the supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the non-consolidated financial statements and the supplemental schedules referred to above present fairly, in all material respects, the financial position and results of operations of the Company, applicable to the fiscal year ended December 31, 2016, in accordance with accounting standards generally accepted and recognized as fair and appropriate in Japan.

Emphasis of Matter

As described in the notes on significant subsequent events in “Notes on the Consolidated Financial Statements,” the Company, as of February 10, 2017, acquired all of the shares in Micheldever Group Ltd.

These matters do not affect the independent auditors’ opinion.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

End

Audit & Supervisory Board Audit Report (Transcript)

AUDIT REPORT

Having reviewed the audit reports compiled by each Audit & Supervisory Board Member in regard to the performance of duties by the Directors of Sumitomo Rubber Industries, Ltd. (the “Company”) for the 125th business year beginning on January 1, 2016 and ending on December 31, 2016, we, the Audit & Supervisory Board (the “Board”) of the Company, have prepared this Audit Report and shall report as follows:

1.	Method and Contents of Audit Performed by the Audit & Supervisory Board Members and the Board

(1)	We decided on the policies of the audit and the plans for conducting the audit, received reports from each Audit & Supervisory Board Member on the status of conducting audit and the results of such audits, received reports from Directors, etc. and from the Accounting Auditor on the status of the performance of their duties, and requested explanations as necessary.

(2)	Each Audit & Supervisory Board Member, in observance of the auditing standards determined by the Board and in accordance with the auditing policy and auditing plans, communicated with the Directors, the internal audit office and other employees, etc. collected information and organized the environment for conducting an audit, participated in the meetings of the Board of Directors and other important meetings, received reports from the Directors and employees, etc. on the status of the performance of their duties, requested explanations as necessary, read important approval documents, and conducted an investigation into the state of operations and conditions of assets at the head office and other main offices of the Company.

(3)	We checked and reviewed the resolution of the Board of Directors concerning the establishment of a system to assure that the performance of duties by the Directors is in compliance with the laws and regulations and the Company’s Articles of Incorporation and other systems to assure that the Company’s business will be conducted properly, as well as the operational status of the internal control system established in accordance with said resolution. As regards to affiliates, we communicated and exchanged information with the Directors and employees, etc. of the affiliates and received reports on business from the affiliates as appropriate.

(4)	We monitored and reviewed whether the Accounting Auditors remained independent and performed their audits appropriately, received reports from them on the status of the performance of their duties, and requested explanations as necessary. We also received notice from the Accounting Auditors that a “system to assure proper performance of duties” (the matters provided in each item of Article 131 of the Corporate Accounting Regulations) is being established in accordance with the “Standards for Quality Control of Audits” (Business Accounting Council, October 28, 2005) and requested explanations as necessary.

Based on the above method, we reviewed the Business Report and the consolidated financial statements (Consolidated Statement of Financial Position, Consolidated Statement of Income, Consolidated Statement of Changes in Equity, and List of Notes to the Consolidated Financial Statements) in accordance with the International Financial Reporting Standards (IFRS), as well as the financial statements (Balance Sheet, Statement of Income, Statement of Changes in Net Assets, and List of Notes to the Financial Statements) and the supplemental schedules, for the current business year.

2.	Results of Audit

(1)	Result of Audit of the Business Report, etc.

We are of the view that:

(i)	the Business Report and the supplemental schedules fairly present the conditions of the Company as required by laws and regulations and the Articles of Incorporation of the Company;

(ii)	we did not find, in connection with the performance of duties by the Directors, any improper act or any material fact which constitutes a violation of the laws and regulations or the Articles of Incorporation of the Company; and

(iii)	the resolution of the Board of Directors concerning the internal control system is appropriate, and there are no matters to be indicated concerning the execution of duties by the Directors concerning this internal control system, inclusive of that over financial reporting.

(2)	Results of Audit of the Consolidated Financial Statements, the Financial Statements, and the Supplemental Schedules

We find that the method and results of the audit conducted by the Accounting Auditor, KPMG AZSA LLC, are fair and appropriate.

February 27, 2017

Sumitomo Rubber Industries, Ltd.

Audit & Supervisory Board

Toshiyuki Noguchi (seal)

Standing Audit & Supervisory Board Member

Yasuyuki Sasaki (seal)

Standing Audit & Supervisory Board Member

Tadao Kagono (seal)

Audit & Supervisory Board Member

Morihiro Murata (seal)

Audit & Supervisory Board Member

Tetsuji Akamatsu (seal)

Audit & Supervisory Board Member

(Note)

Audit & Supervisory Board Members Tadao Kagono, Morihiro Murata and Tetsuji Akamatsu are Outside Audit & Supervisory Board Members.

End